Exhibit 10.6

Certain information in this exhibit marked [*] has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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AMENDED AND RESTATED
EXCLUSIVE LICENSE AND OPTION AGREEMENT
BY AND BETWEEN
BAYLOR COLLEGE OF MEDICINE
AND

KUUR THERAPEUTICS LIMITED
(f/k/a CELL MEDICA, LTD.)

Original Effective Date: APRIL 29, 2016
Restatement Effective Date: FEBRUARY 28, 2020

1

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Table of Contents

Page

Article I DEFINITIONS AND CONSTRUCTION2

1.1General Definitions2

1.2Definitions Related to Technologies and Products12

1.3Definitions Related to Financial Provisions18

1.4Contract Interpretation20

Article II LICENSE GRANTS20

2.1License Grant: Licensed Core Technology & Licensed Core Products; Baylor Target Antigens20

2.2License Grant: Future Oncology Technology & Licensed Future Oncology Products20

2.3License Grant: Future Non-Oncology Technology and Future Non-Oncology Products21

2.4Qualification and Restrictions on Licenses21

2.5Government Reservation23

2.6Baylor’s Early R&D Participation Rights24

2.7Change of Control of Cell Medica27

2.8Right of First Negotiation29

Article III OPTION GRANTS29

3.1Grant of Exclusive Future Oncology Option29

3.2Grant of Exclusive Future Non-Oncology Option32

3.3Option Maintenance Terms34

3.4Option Exercise Procedure35

3.5Option Exercise Payment36

3.6Released Products and Released Technology Inventions36

3.7Technology Transfer38

3.8Expansion of Fields38

3.9Requirement for Co-Development Agreement Execution38

3.10Ownership of Optioned Rights39

Article IV OPTION FOR BAYLOR TARGET ANTIGENS; NEW ANTIGENS39

4.1Option for Baylor Target Antigens39

Article V PAYMENTS; CLOSING39

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5.1License Execution Fee39

   5.2through 5.12 [Intentionally Omitted]………………………………………………....40

5.13Royalty on Net Sales40

5.14Milestone Payments41

5.15Sublicensing Revenue Payments45

5.16Payment Addresses46

5.17Payment Conditions47

5.18Late Payments47

5.19No Precedent48

5.20No Double Payment48

Article VI REPORTING48

6.1Annual Progress Report48

6.2Notification of First Sale48

6.3Royalty Reports48

6.4Payment to Accompany Royalty Reports49

6.5Notification of Merger or Acquisition50

6.6Entity Status50

Article VII RECORDS AND INSPECTION50

7.1Accounting Records50

7.2Audit by Baylor50

7.3Payment Deficiency50

7.4Responsibility for Audit Costs51

Article VIII SUBLICENSES51

8.1Cell Medica Sublicensees51

8.2Baylor Audit Right52

8.3Service Provider Sublicensees52

8.4Enforcement52

Article IX PATENTS AND INFRINGEMENT52

9.1Patent Prosecution Responsibility52

9.2Notification of Intent Not to Pursue54

9.3Notification of Patent Prosecution Action54

9.4Cooperation54

9.5Infringement Action Procedures54

9.6Consent to Settle56

9.7Liability for Losses56

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9.8Patent Term Extension56

Article X TERM56

Article XI AGREEMENT TERMINATION56

11.1Termination by Baylor for Default56

11.2Termination by Baylor for Cell Medica Insolvency64

   11.3   [Intentionally Omitted]……………………………………………………………….58

11.4Termination by Cell Medica58

11.5Effects of Agreement Termination59

11.6Effect of Termination on Sublicensees60

11.7No Refund61

11.8Survival of Termination61

Article XII ASSIGNMENT61

Article XIII GOVERNMENTAL COMPLIANCE62

13.1Compliance with Applicable Laws62

13.2Requirement for U.S. Manufacture62

13.3Export Control Regulations62

Article XIV DISPUTE RESOLUTION62

14.1Arbitration63

14.2Injunctive Relief64

14.3Construction and Jurisdiction64

Article XV NOTICES64

15.1Addresses for Notices64

15.2Use of Reference Number64

Article XVI INDEMNITY, INSURANCE, AND WARRANTIES65

16.1Indemnity65

16.2Insurance67

16.3DISCLAIMER OF WARRANTY68

16.4EXCLUSION AND LIMITATION OF LIABILITY69

16.5Representations and Warranties69

16.6Covenants of Cell Medica69

16.7Representations and Warranties of Cell Medica70

16.8Representations and Warranties of Baylor71

16.9Baylor Private Placement Representations and Warranties72

16.10Fourth Amendment Effective Date Representations and Warranties of Baylor73

Article XVII CONFIDENTIALITY AND NON-DISCLOSURE74

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17.1Scope74

17.2Exclusion75

17.3Authorized Disclosure75

17.4Confidentiality of Agreement77

17.5Publication77

Article XVIII ADDITIONAL PROVISIONS77

18.1Use of Names78

18.2Marketing of Licensed Products78

18.3Baylor’s Disclaimers78

18.4Remedies; Injunctive Relief78

18.5Independent Contractors78

18.6Non-Waiver79

18.7Severability79

18.8Force Majeure79

18.9Entire Agreement79

18.10Counterparts80

18.11Effect of Restatement80

18.1265(n) – Bankruptcy80

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AMENDED AND RESTATED
EXCLUSIVE LICENSE AND OPTION AGREEMENT

This Amended and Restated Exclusive License and Option Agreement (the “Restated Agreement”), effective as of February 28, 2020 (the “Restatement Effective  Date”), is by and between Baylor College of Medicine (“Baylor”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Kuur Therapeutics Limited (formerly known as Cell Medica, Ltd.) (Reg. No. 05620555), a private limited company organized under the laws of England and Wales and having a principal place of business at 1 Canal Side Studios, 8-14 St Pancras Way, London, NW1 0QG, United Kingdom (“Cell Medica” or “Kuur”). As of the Restatement Effective Date, this Restated Agreement amends and restates the License and Option Agreement dated April 29, 2016, as amended by that certain First Amendment dated May 26, 2017, that certain Second Amendment dated December 5, 2017, that certain Third Amendment dated May 17, 2018, that certain Fourth Amendment dated December 19, 2018, and that certain Fifth Amendment dated September 27, 2019 (collectively, the “Original Agreement”).

WHEREAS, Baylor's mission is to advance human health through the integration of education, research, patient care and community service;

WHEREAS, Baylor owns or controls Core Subject Technology and Core Patent Rights in the Field;

WHEREAS, pursuant to the Original Agreement, Baylor has granted and Cell Medica has received from Baylor a royalty bearing, worldwide, exclusive license under the Core Subject Technology and Core Patent Rights in the Field, with certain options to extend the scope of the license under the terms set forth herein;

WHEREAS, Baylor owns or controls Future Oncology Technology and Patent Rights thereto in the Field;

WHEREAS, Future Oncology Products may be discovered, developed or otherwise arise under and/or embody Future Oncology Technology;

WHEREAS, pursuant to the Original Agreement, Baylor has granted and Cell Medica has received from Baylor an exclusive option to obtain a royalty bearing, worldwide, exclusive license under the Future Oncology Technology and Patent Rights thereto in the Field to research, develop, commercialize, and manufacture such Future Oncology Products;

WHEREAS, Baylor owns or controls Future Non-Oncology Technology and Patent Rights thereto Outside the Field;

WHEREAS, Future Non-Oncology Products may be discovered, developed or otherwise arise under and/or embody Future Non-Oncology Technology;

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WHEREAS, pursuant to the Original Agreement, Baylor has granted and Cell Medica has received from Baylor an exclusive option to obtain a royalty bearing, worldwide, exclusive license under the Future Non-Oncology Technology and Patent Rights thereto Outside the Field to research, develop, commercialize, and manufacture such Future Non-Oncology Products;

WHEREAS, in connection with the 2020 Transaction, Baylor and Cell Medica now desire to amend and restate certain terms of the Original Agreement in its entirety as set forth in this Restated Agreement.

WHEREAS, Baylor and Cell Medica have also entered, into the Co-Development Agreement dated April 29, 2016, as amended by that certain First Amendment dated July 12, 2017 and that certain Second Amendment dated February 28, 2019 (collectively, the “Original Co-Development Agreement”), for the collaborative development of Core Subject Technology, Future Oncology Technology and Future Non-Oncology Technology, and such Future Oncology Products and Future Non-Oncology Products as Cell Medica may opt to license under the terms set forth herein, such collaborative development subject to the terms set forth in the Co-Development Agreement; and

WHEREAS, in connection with the 2020 Transaction, Baylor and Cell Medica now desire to amend and restate certain terms of the Original Co-Development Agreement in its entirety as set forth in the restated Original Co-Development Agreement which was executed on an even date with the Restated Agreement (the “Restated Co-Development Agreement”).

NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

1.1General Definitions. As used in this agreement the following capitalized terms (whether used in the singular or plural) not defined elsewhere in this Agreement shall have their respective meanings as set forth in this Section 1.1. Additional terms are defined in Section 1.2. Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Co-Development Agreement.

“2020 Transaction” means individually and collectively, the following transactions and agreements described in clauses (a) and (b) below (and any other transactions and agreements in connection therewith), in each case, during 2020 and consummated as of the Restatement Effective Date: (a) the entry by Cell Medica into a convertible loan agreement whereby IP2IPO Group L.P. and Schroder UK Public Private Trust PLC will advance a principal amount of up to [*] to Cell Medica (collectively, the “Series A Financing

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Transaction”); and (b) the entry by Cell Medica into an agreement with Baylor pursuant to which Baylor agrees to release the Company from all of its obligations to pay any amounts arising under, or in connection with, the Original Agreement or the Original Co-Development Agreement, including any activities in connection therewith (and as each such agreement has been amended from time to time as of the of the Restatement Effective Date) and any other amounts arising in connection with any obligations or otherwise as of or prior to the Restatement Effective Date (the “[*] Agreement”) in consideration of the allotment and issue by Cell Medica of shares to Baylor (collectively, the foregoing transactions and agreements described in clauses (a) and (b), the “Restatement Effective Date Transactions”); and all transactions and agreements arising from any contingent or other rights under, or otherwise in connection with, any Restatement Effective Date Transactions, including any person exercising its conversion rights in connection with the Series A Financing Transaction, including any such transactions consummated after the Restatement Effective Date.

“Affiliate” means, with respect to a Party, any corporation, partnership, joint venture or other entity which, directly or indirectly, controls such Party, is controlled by such Party or is under common control with such Party. For the purpose of this definition of “Affiliate,” the terms “controls,” “controlled by,” and “under common control with” means (a) having the actual, present capacity to elect a majority of the directors or other governing body of an entity; or (b) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors or other governing body.

“Affiliate Sublicensee” means any Affiliate of Cell Medica to which Cell Medica grants a sublicense under any of the licenses granted to Cell Medica by Baylor under this Agreement to one or more of any of the Licensed Products pursuant to a sublicense agreement to which such Affiliate sublicensee of Cell Medica and/or Cell Medica and/or any other Affiliate of Cell Medica is a party, in accordance with Article  VIII.

“Agreement” means the Original Agreement, as in effect from the Effective Date until the Restatement Effective Date, together with the Restated Agreement, which pursuant to Section 18.11 below replaces the Original Agreement in its entirety as of the Restatement Effective Date.

“Annual R&D Commitment” shall have the meaning given in the Co-Development Agreement.

“Antigen Option” has the meaning given in Section 4.1.

“Applicable Laws” means all applicable federal, state and local laws, rules, and regulations. Applicable Laws include, without limitation, relevant provisions of the U.S. FD&C Act, GCP, GLP, GMP and Privacy Laws.

“Calendar Year” means a period of one year beginning on January 1 and ending on the next December 31.

“CAR” means a chimeric antigen receptor.

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[*]

“Cell Medica Successor” means the surviving entity under the definition of Change of Control clause (a), the acquiring party or group under the definition of Change of Control clause (b) and/or the Third Party buyer under the definition of Change of Control clause (c).

“Change of Control” means the occurrence of any of the following events: (a) any consolidation or merger of Cell Medica with or into any other entity in which the holders of Cell Medica’s outstanding voting securities immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain securities representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of Cell Medica representing a majority of the voting power of all of Cell Medica’s outstanding voting securities to an acquiring party or group which is not (i) an Affiliate or (ii) a New Cell Medica Group Topco; or (c) the sale of all or substantially all of Cell Medica’s assets or business to which this Agreement relates to a Third Party (i.e., not to a Cell Medica Affiliate or a New Cell Medica Group Topco). A “New Cell Medica Group  Topco” means a body corporate whose shareholders will, immediately following the relevant sale, transfer or assignment, (i) comprise substantially the same persons as the shareholders of Cell Medica and (ii) have substantially the same proportionate interests in shares in such body corporate as the shareholders of Cell Medica had in Cell Medica, in each case immediately prior to such acquisition. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby acknowledge and agree that in no event shall the 2020 Transaction constitute or otherwise be considered as a Change of Control (regardless of whether the 2020 Transaction would have otherwise constituted a Change of Control but for this sentence).

“COC Closing” means the date of the closing of the first Change of Control of Cell Medica during the Term.

“Co-Development Agreement” means the Original Co-Development Agreement, as in effect from the Effective Date until the Restatement Effective Date, together with the Restated Co-Development Agreement (which agreement was executed on an even date with the Restated Agreement), which pursuant to Section 12.11 of the Restated Co-Development Agreement replaces the Original Co-Development Agreement in its entirety as of the Restatement Effective Date.

“Confidential Information” means and includes, individually and collectively, any proprietary or confidential Know-How or other proprietary and/or secret information (scientific, technical or commercial) of or, directly or indirectly, originating with, provided, disclosed, or made available or accessible by, or obtained from, a Party (the “Disclosing Party”), in each case, to or for the other Party (the “Receiving Party”), in connection with this Agreement or the Co-Development Agreement, whether in written, electronic, digital, visual, aural, verbal, or oral or other tangible or intangible form, whether provided,

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disclosed, made accessible or available or obtained, and whether or not labeled or otherwise identified as confidential, subject to Section 17.2.

“Control” means, with respect to any material, information, or intellectual property right or any other Technology or Technology Right, that a Party (a) owns such material, information, or intellectual property right or other Technology or Technology Right, or (b) has a license or a sublicense (as applicable) to, or a right to use such material, information, or intellectual property right or other Technology or Technology Right, in each case of (a) or (b), with, as applicable, a right to access, use, or license or sublicense (as applicable), such material, Information, or intellectual property right or other Technology or Technology Right on the terms and conditions set forth herein, without violating the terms of any agreement with or obligation to any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or license or sublicense (as applicable); except that, in each case, if (i) Baylor would “Control” any material, information, or intellectual property right or any other Technology or Technology Right but solely for a payment obligation in connection with a grant of the right to access, use, or license, or sublicense (as applicable), such material, Information, or intellectual property right or other Technology or Technology Right to Cell Medica, and (ii) Cell Medica agrees, to reimburse Baylor, or assume such payment obligation from Baylor, then such material, information, intellectual property rights or other Technology or Technology Rights shall be deemed to be Controlled by Baylor, provided that any such agreement to reimburse Baylor shall be set forth in a separate written agreement between Baylor and Cell Medica governing the terms of a license of said intellectual property right, material, or information; and/or (ii) where a license or sublicense (as applicable) shall be exclusive hereunder, if Baylor does not have the right to grant an exclusive license but has the right to grant a non-exclusive license under an agreement that is in existence as of the time Baylor would first be required hereunder to grant Cell Medica an exclusive license or sublicense (as applicable), such license or sublicense (as applicable) shall be non-exclusive until such time as Baylor has the right to grant, and grants, such exclusive license to Cell Medica. Baylor shall be under no obligation to seek the right to grant exclusive licenses, and makes no representations or warranties that it shall acquire the right to grant said license on an exclusive basis. This “Control” definition includes all other correlative meanings, including “Controlled,” “Controlling,” and “Controls”.

“Data Package” shall have the meaning given in the Co-Development Agreement.

“Developers” means the individuals listed under Schedule A, who were employees of Baylor at the time of Disclosure of the applicable Core Subject Technology.

“Development Budget” shall have the meaning given in the Co-Development Agreement.

“Development Plan” shall have the meaning given in the Co-Development Agreement.

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“Disclosure” means, with respect to disclosure of a Future Oncology Invention or Future Non-Oncology Invention, a disclosure that contains sufficient detail to enable one skilled in the art to comprehend, replicate and use such invention.

“Distinct Product” has the meaning given in Section 2.6(a)(ii).

“Early R&D Activities” means, with respect to each Distinct Product, both (a) all pre-clinical studies required to be conducted to obtain the allowance of the initial IND with respect to such Distinct Product, and (b) the first clinical study of such Distinct Product in a human subject, whether healthy normal or patient (the “FIM Study”).

“Effective Date” means April 29, 2016, the effective date of the Original Agreement.

“Field” means the prevention, treatment and/or modulation of cancer in humans. For the avoidance of doubt, Field does not include the prevention, treatment and/or modulation of cancer in non-human animals.

“Future Oncology Option” has the meaning set forth in Section 3.1(a). “Future Non-Oncology Option” has the meaning set forth in Section 3.2(a).

“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct initial human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Know-How” means and includes, individually and collectively, any analyses, assays, conclusions, experiments, results, tests, candidates, prototypes, test versions, works-in-process, concepts, discoveries, technology, ideas, improvements, inventions, contracts, controls, metrics, properties, standards, data (financial, clinical, personnel, scientific, technical, or other data), designs, drawings, documents, files, records, forecasts, proposals, plans (research, commercialization, business), formulas, information, interfaces, know-how, lists (customer lists, prospect lists), materials, mechanisms, modes of action, methods, processes, procedures, protocols, techniques, specifications, systems, technologies, trade secrets in each case, whether proprietary or not, whether patentable or not, and whether in written, electronic, digital or other form (whether tangible or intangible).

“Legal Costs” means all attorneys’ fees and other legal fees and expenses, filing or maintenance fees, assessments and all other costs and expenses related to prosecuting, obtaining and maintaining patent protection on the Patent Rights in the United States and foreign countries, in each case incurred in accordance with this Agreement.

“Mark” means any trademark, service mark, trade name, corporate name, business name, domain name, logos, slogans, trade dress, packaging design, and other designations of source or origin of any kind, and any translation, transliteration, adaptation, derivation and combination thereof, and all intellectual or proprietary rights to or arising from any of the foregoing, including, without limitation, any common law rights,

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registration, application for registration, extension, and renewal thereof or related thereto, and all goodwill symbolized by any of the foregoing or associated therewith.

“Modified NKT” means a [*].

“Modified NKT Product” means any pharmaceutical product for administration to humans comprising a Modified NKT as the active agent and/or any combination pharmaceutical product for administration to humans comprising a Modified NKT as one of the active agents. A Modified NKT Product may include [*]other than Modified NKTs produced in the manufacture of such product so long as such other [*] are not represented to Baylor or any Third Party (including any Regulatory Authority) as having any therapeutic effect, and such product is developed and commercialized as a product in which the Modified NKT component is represented to be the primary active therapeutic ingredient in such product as reflected, for example, in the Development Plan and regulatory filings for such product. For clarity, a product based on a [*], will not be deemed to be a Modified NKT Product so long as such Modified NKTs are not represented to Baylor or any Third Party (including any Regulatory Authority) as having any therapeutic effect, and such product is not developed and commercialized as a Modified NKT product (i.e., a [*] Modified NKT is intended to be the primary active therapeutic ingredient in such product as reflected in the development plans and regulatory filings for such product).

“Natural Killer Cell” or “NK Cell” means an innate lymphocyte that (a) displays rapid effector responses on encounter with an infected, allogeneic, or transformed cell, (b) does not express a T-cell receptor, and (c) recognizes target cells through a balance of signals from activating receptors, which recognize stress-induced ligands, and inhibitory receptors, which predominantly engage MHC class I molecules. For the avoidance of doubt, NK Cells do not include T Cells and do not include Natural Killer T Cells.

“Natural Killer T Cell” or “NKT” means a cell population characterized by expression of a T cell receptor that (a) (i) recognizes glycolipid antigens presented by the CD1d molecule, and (ii) is unable to recognize any specific peptide antigens presented by major histocompatibility complex antigens, or (b)(i) in the case of NKT-like MAIT cells, recognizes metabolites of vitamin B2 or vitamin B9 presented by the MR1 molecule, and (ii) is unable to recognize any specific peptide antigens presented by major histocompatibility complex antigens. For the avoidance of doubt, “Natural Killer T Cells” and “NKTs” do not include T Cells and do not include Natural Killer Cells.

“Net Sales” means, with respect to a particular Licensed Product in a particular period, the gross amount of monies or cash equivalent or other consideration that is billed, invoiced or received (whichever occurs first) for sales, leases, or other modes of transfer of Licensed Products by Cell Medica and its Affiliates or sublicensee(s) (the “Selling Party”) to independent, unrelated wholesaler(s), distributor(s) or end users (each a “Buyer” and collectively “Buyers”), during such period, less:

(a)reasonably and customary trade, quantity or cash discounts and rebates to the extent actually allowed and taken;

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(b)amounts repaid or credited to customers by reason of rejections or returns;

(c)to the extent separately stated on purchase orders, invoices or other documents of sale, taxes and/or other governmental charges (except regulatory filing fees) which are actually paid by or on behalf of the Selling Party for the production, sale, transportation, delivery or use of a Licensed Product; and

(d)reasonable charges borne by the Selling Party for handling, delivery or transportation of Licensed Products to customers through the use of Third Party delivery or transportation services, if separately stated.

The term “Net Sales” in the case of non-cash sales in a given country received by Selling Party for the sale, leases, sublicenses, or other modes of transfer of Licensed Products to end users means the greater of the average Net Sale price charged to Buyers for cash sales of such Licensed Product in such country and the fair market value based on pricing in comparable markets as determined by a Third Party appointed by mutual agreement of the Parties.

For clarity, if Cell Medica sells or transfers Licensed Products to a distributor or wholesaler, Net Sales with respect to such Licensed Products are to be calculated on that wholesaler’s or distributor’s sale to an end user NOT on Cell Medica’s sale or transfer price to that party. Licensed Products sold to any Affiliate, sublicensee or Third Party solely for use in clinical trials shall not be included in Net Sales.

“New Modified NKT Product” means [*]. “Option Exercise Payment” has the meaning given in Section 3.5.

“Outside the Field” means solely the prevention, treatment and/or modulation of human diseases and disorders other than cancer in humans. For the avoidance of doubt, Outside the Field does not include the prevention, treatment and/or modulation of cancer in non-human animals.

“Party” means either Cell Medica or Baylor, and “Parties” means Cell Medica and Baylor.

“Patent Rights” means any of the following, anywhere in the world and under any law or legal system: rights in inventions, patents, patent applications, and patent disclosures (including, without limitation, any provisional, utility, and design models and patent applications, continuation, continuation-in-part, divisional, reissue, reexamination, revision, substitution, and extension, and foreign, international, national, and other counterparts and equivalents thereof), including the rights to claim priority from any patent application therein (including the right to claim priority from the priority chain of any such patent application). With regard to a specific product or technology, such product or technology is “covered by” a Patent Right if making, using, selling, or offering to sell such product or practicing such technology, without authorization of the holder of such Patent Right would infringe at least one Valid Claim of such Patent Right.

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“Pivotal Clinical Trial” means a clinical study of an investigational product in patients with the primary objective of confirming with statistical significance the efficacy and safety with the aim to obtain regulatory approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States.

“Progressed Distinct Product” has the meaning given in Section 2.6(c).

“Regulatory Authority” means any governmental or regulatory authority with jurisdiction over the research, development, manufacture, use, marketing or sale or other distribution of any Licensed Product, Licensed Technology, Future Product or Future Technology, including, without limitation, the U.S. Food & Drug Administration and any applicable foreign, state, or local equivalent. “Regulatory Authority” shall also include any non-governmental group licensed or otherwise authorized by an entity described in the preceding sentence to perform inspections, audits and/or product marketing, product study or other reviews.

“Restatement Effective Date” has the meaning given in the Preamble.

“ROFN Product” means solely (a) a Modified NKT Product; (b) for use in the Field and/or Outside the Field, (c) conceived, created, made, and/or developed (i) outside the Development Plan, outside the Co-Development Agreement, and outside any Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement, and (ii) without material support or contribution from the Development Budget or from any Third Party (other than where such support or contribution is received by Baylor from a governmental agency that does not limit, restrict, or qualify Baylor’s rights, title, and/or interest in resulting inventions), and (d) owned solely by Baylor and the subject of Technology Rights owned solely by Baylor.

“ROFN Product Rights” means, with respect to a discrete ROFN Product, solely Technology Rights (a) covering any method, procedure, or process for manufacturing or using such ROFN Product, or feature or component of such ROFN Product; (b) conceived, created, made, and/or developed outside the Development Plan, outside the Co-Development Agreement, and outside any Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement, solely by Baylor employees in the scope of their employment, and without material support or contribution from the Development Budget or from any Third Party (other than where such support or contribution is received by Baylor from a governmental agency that does not limit, restrict, or qualify Baylor’s rights, title, and/or interest in resulting inventions), and (c) owned by Baylor.

“Royalties” has the meaning set forth in Section 5.13(b).

“Specific Industrial Clinical Research Agreement” or “SICRA” shall have the meaning given in the Co-Development Agreement.

“Specific Industrial Research Agreement” or “SIRA” shall have the meaning given in the Co-Development Agreement.

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“Sublicensing Revenue” means all (i) cash upfront payments, (ii) sublicensing fees and (iii) all sublicense maintenance fees that are paid to Cell Medica by any sublicensee in consideration for the grant of a sublicense of Cell Medica’s rights under this Agreement, but, in each case, (1) only during the Sublicensing Revenue Period, and (2) excluding the following payments:

(a)payments made in consideration for the issuance of equity or debt securities of Cell Medica or any of its Affiliates to the extent not exceeding the fair market value thereof;

(e)that portion of payments for direct or fully burdened expenses (collectively not to exceed one hundred fifty percent (150%) of direct expenses) associated with research or development as calculated in accordance with GAAP, to the extent that such expenses are separately listed and part of the sublicense;

(f)royalties or other payments based on sales of Licensed Products by the sublicensee (payment for which has been otherwise provided in Section 5.13 herein);

(g)milestone payments associated with the development and/or commercialization of Licensed Products by the sublicensee (payment for which has been otherwise provided in Section 5.14 herein); and

(h)payments for supply of Licensed Products for use in clinical trials by or on behalf of, or for resale by, any sublicensee.

“Sublicensing Revenue Period” means the period commencing on the Restatement Effective Date and continuing thereafter for five (5) years immediately following the Restatement Effective Date, unless this Agreement is terminated earlier.

“T Cell” means any of the lymphocytes that mature in the thymus and have the ability to recognize specific peptide antigens presented by major histocompatibility complex antigens through the receptors on their cell surface.

“TCR” means a T Cell receptor.

“Technology” means, collectively and individually, Know-How, apparatuses, developments, research and development information, test information, engineering, diagrams, blueprints, schematics, show-how, works, software (object code and source code), computer programs, computer applications, and documentation.

“Technology Right” means any of the following, anywhere in the world and under any law or legal system: (i) rights in inventions and Patent Rights, (ii) copyrights, database rights, mask work rights, industrial design rights, registered designs, unregistered design rights, Community design rights, and any rights similar thereto, whether arising from statute, regulation, common or judicial law, treaty or otherwise, and any registration, application for registration, and renewal thereof or related thereto, any right of attribution and integrity and other moral right, (iii) right in or arising from any trade secret, Know-How, and confidential or proprietary or other information, material, items or things, and (iv) other

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intellectual or industrial property rights, priority rights, prior user rights and all other rights of a like nature; in each case whether registered or unregistered, and whether or not capable of registration, whether existing now or being recognized or created in the future, anywhere in the world and under any law or legal system, including without limitation the right to apply for the protection of the foregoing, in any part of the world, and the right to take, defend, or appeal proceedings, and recover and retain damages, and obtain all other relief and remedies in respect of infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions; but “Technology Right” shall not include any Mark or any right to or arising from any Mark.

“Term” means the term of this Agreement commencing on the Effective Date and ending on the earlier of the expiration under Article X or the termination of this Agreement under Article XI.

“Third Party” means any person or entity who is not Cell Medica or any of its Affiliates, or Baylor or any of its Affiliates, or any employee thereof.

“Third Party Sublicensee” means any Third Party sublicensee to which Cell Medica (or an Affiliate Sublicensee) grants a sublicense under any of the licenses granted to Cell Medica by Baylor under this Agreement to one or more of any of the Licensed Products pursuant to a sublicense agreement to which such Third Party sublicensee and Cell Medica and/or any Affiliate of Cell Medica is a party.

“Trigger Oncology Product” has the meaning set forth in Section 3.1(a). “Trigger Non-Oncology Product” has the meaning set forth in Section 3.2(b)(i).

“Valid Claim” means any claim: (a) in an unexpired issued Patent Right which has not been held unenforceable, unpatentable or invalid by a decision of a court or other government agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer; or (b) in a pending patent application in the Patent Rights.

1.2Definitions Related to Technologies and Products. As used in this Agreement, the following capitalized terms (whether used in the singular or plural) shall have their respective meanings as set forth in this Section 1.2.

“Baylor Target Antigen” means each of GD2, GPC3 and [*].

“Construct” means the specific [*] included or expressed by a modified cell (e.g., by a Modified NKT). Where a modified cell includes or expresses one or more [*], “Construct” means the specific combination of such [*].

“Licensed Antigen” means each Baylor Target Antigen for which Cell Medica has exercised its option pursuant to Section 4.1.

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“New Antigen” has the meaning given in the Co-Development Agreement. In addition, solely for purposes of Section 5.14(a)(i), the antigen to which the New Modified NKT Product is directed shall also be deemed to be a New Antigen.

“Replacement Antigen” means a New Antigen selected to replace a Baylor Target Antigen in the Development Plan in accordance with Section 4.4(d) of the Co-Development Agreement.

“Baylor Target Patent Rights” means the following Patent Rights:

(a)the patents and patent applications listed under the heading “Baylor Target Patent Rights” in Schedule C,

(b)any divisions and continuations of the applications of clause (a),

(c)any continuations-in-part of the applications of clauses (a) through (b) solely to the extent the claims thereof are directed to subject matter specifically described in the patent applications of clauses (a) through (b) and are dominated by the claims of such patent applications of clauses (a) through (b),

(d)any non-U.S. applications corresponding to the applications of clauses (a) through (c) counterpart, pending or issued patents in all other countries, and

(e)any patent which issues in any jurisdiction from any of the applications of clauses (a) through (d) and any oppositions, reissues, re-examinations, or renewals of such patents.

“Core Platform Patent Rights” means the following Patent Rights:

(e)the patents and patent applications listed under the heading “Core Platform Patent Rights” in Schedule C,

(f)any patent application, or any claim thereof, owned or co-owned by Baylor and filed after the Effective Date claiming Core Subject Technology or the use of Core Subject Technology, or materials developed with the use of Core Subject Technology,

(g)any divisions and continuations of the applications of clauses (a) through (b),

(h)any continuations-in-part of the applications of clauses (a) through (c) solely to the extent the claims thereof are directed to subject matter specifically described in the patent applications of clauses (a) through (c) and are dominated by the claims of such patent applications of clauses (a) through (c),

(i)any non-U.S. applications corresponding to the applications of clauses (a) through (e) counterpart, pending or issued patents in all other countries

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(j)any patent which issues in any jurisdiction from any of the applications of clauses (a) through (f) and any oppositions, reissues, reexaminations, or renewals of such patents. Schedule C shall be updated on an annual basis, or as needed via mutual agreement of the Parties.

“Core Subject Technology” means and includes Licensed Core Products and Licensed Core Technology.

“Licensed Core Product(s)” means:

(a)with respect to the Core Platform Patent Rights, the NKT Platform Subject Technology, or the NKT Process Subject Technology: any product that incorporates, utilizes or is made through use of the NKT Platform Subject Technology, and/or the NKT Process Subject Technology, and/or is covered by the Core Platform Patent Rights; and

(b)with respect to the NKT CAR Subject Technology, the following products, to the extent covered by the Core Target Patent Rights or incorporating, utilizing, or made through the use of, the NKT CAR Subject Technology or the Core Platform Patent Rights:

(1)any Modified NKT Product consisting of a Modified NKT expressing a CAR targeting any Licensed Antigen; and

(2)any New Modified NKT Product.

A Licensed Core Product shall be determined to be a Distinct Product in accordance with Section 2.6(a). For clarity, any Construct created pursuant to the Development Plan that meets the requirements of clause (a) or (b) of this definition of the term “Licensed Core Product(s)” will be deemed to be a Licensed Core Product (rather than a Future Product) and the Technology Rights therein and thereto shall be deemed to be part of the Licensed Core Technology Rights (rather than part of the Future Oncology Technology Rights or Future Non-Oncology Technology Rights).

“Licensed Core Technology” means and includes NKT CAR Subject Technology, NKT Platform Subject Technology, and NKT Process Subject Technology.

“Licensed Core Technology Rights” means and includes Technology Rights (a)  overing Licensed Core Technology (including, without limitation, the Core Platform Patent Rights), and (b) Controlled by Baylor.

“NKT CAR Subject Technology” means solely Modified NKT biological materials, Technology and Know-How, in each case,

(1)useful in the Field,

(2)developed, discovered, invented, conceived of, reduced to practice or created by

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(A)any of Developers of the subject matter described in clause (a), (b) or (c) of this definition of the term “NKT CAR Subject Technology”, or

(B)any employees or contractors of Baylor working on the subject matter described in clause (a), (b) or (c) of this definition of the term “NKT CAR Subject Technology” and under the supervision of any of such Developers in Baylor’s facilities, and

(iii)Controlled by Baylor as of the Effective Date,

including, without limitation, any of the foregoing that are covered by or disclosed in the Baylor Target Patent Rights, and/or described in any of the following disclosures:

(a)BLG 11-059, “Immunotherapy of Metastatic Melanoma and Other Tumors Using Genetically Engineered GD2-Specific T Cells”; and

(b)BLG 15-055, “Glypican-3 Specific Chimeric Antigen Receptors for Adoptive Immunotherapy”;

but, in each case, excluding any biological materials, Technology, and Know-How to the extent not Controlled by Baylor.

“NKT Platform Subject Technology” means solely biological materials, Technology and Know-How, in each case,

(1)useful in the Field for discovering, identifying, characterizing, and producing new Modified NKTs,

(2)developed, discovered, invented, conceived of, reduced to practice or created by

(A)any of Developers of the subject matter described in clause (a) or (b) of this definition of the term “NKT Platform Subject Technology”, or

(B)any employees or contractors of Baylor working on the subject matter described in clause (a) or (b) of this definition of the term “NKT Platform Subject Technology” and under the supervision of any of such Developers in Baylor’s facilities, and

(iii) Controlled by Baylor as of the Effective Date,

including, without limitation, any of the foregoing that are covered by or disclosed in the Core Platform Patent Rights, and/or described in any of the following disclosures:

(a)BLG 12-005, “Targeting the Tumor Microenvironment Using Manipulated NKT Cells”; and

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(b)BLG 15-093, “The identification of the NKT-cell subset that is responsible for in-vivo persistence and therapeutic activity and defining the conditions required for propagation of this subset in culture,”

but, in each case, excluding any biological materials, Technology, and Know-How to the extent not Controlled by Baylor.

“NKT Process Subject Technology” means solely biological materials, Technology and Know-How, in each case,

(1)useful for producing NKTs, Modified NKTs, or Modified NKT Products in the Field,

(2)(A) developed, discovered, invented, conceived of, reduced to practice, created or used by (1) Dr. Metelitsa or (2) any employees or contractors of Baylor working in Dr. Metelitsa’s laboratory and under his direct supervision, in each case, within the scope of his or their position with Baylor, or (B) covered by the Core Platform Patent Rights, and

(3)Controlled by Baylor as of the Effective Date,

but, in each case, excluding any biological materials, Technology, and Know-How to the extent not Controlled by Baylor.

“Future Products” means Future Oncology Products and Future Non-Oncology Products, as applicable.

“Future Technology” means and includes Future Oncology Technology and/or Future Non-Oncology Technology, as applicable.

“Future Oncology Technology” means solely biological materials, Technology and Know-How, including improvements or enhancements to the Core Subject Technology, in each case, Controlled by Baylor and:

(a)(i) developed, discovered, conceived, or created by employees or contractors of Baylor, in each case, within the scope of their position with Baylor, and (ii) arising from activities (1) under the Development Plan and (2) materially supported by payments from Cell Medica under the Development Budget; or

(b)(i) developed, discovered, invented, conceived of, reduced to practice or created for use in the Field, (ii) by (1) Dr. Metelitsa or (2) any employees or contractors of Baylor working in his laboratory and under his direct supervision, in each case, within the scope of his or their position with Baylor, and (iii) outside of the Development Plan, outside of the Development Budget, and outside the Co-Development Agreement (the “Future Metelitsa Lab Oncology Technology”); or

(c)(i) developed, discovered, invented, conceived of, reduced to practice or created by employees or contractors of a Third Party if such Third Party has

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executed a SIRA or SICRA with Baylor and/or Cell Medica that is in effect at the time of such development, discovery, invention, conception, reduction to practice or creation, and (ii) arising from activities (1) within the scope of such, as applicable, SIRA or SICRA, (2) under the Development Plan, and (3) materially supported by payments from Cell Medica under the Development Budget.

“Future Oncology Patent Rights” means Patent Rights covering Future Oncology Technology Controlled by Baylor.

“Future Oncology Technology Rights” means and includes Technology Rights, including any Future Oncology Patent Rights (a) related to Future Oncology Technology, and (b) Controlled by Baylor.

“Licensed Future Oncology Product” has the meaning given in Section 3.1.

“Future Oncology Product” means, as to a particular Future Oncology Invention, any product developed for use in the Field, including the Trigger Oncology Product, that (a) constitutes, incorporates, or utilizes, or is created or made using, such Future Oncology Invention, and/or (b) is covered by any Future Oncology Patent Rights, or is covered by other Future Oncology Technology Rights. A Future Oncology Product shall be deemed to be a Distinct Product in accordance with Section  2.6(a).

“Future Oncology Invention” means either (a) a patentable invention, or (b) a separate and distinct method, biological material, product, feature or component of a product, process, technique or trade secret, in each case, within the Future Oncology Technology, and in each case, as disclosed by one or more employees or contractors of Baylor in accordance with its normal invention disclosure requirements and policies.

“Future Non-Oncology Technology” means solely biological materials, Technology and Know-How, including improvements or enhancements to the Core Subject Technology, in each case:

(a)developed, discovered, invented, conceived of, reduced to practice or created for use Outside the Field;

(b)Controlled by Baylor;

(c)developed, discovered, invented, conceived of, reduced to practice or created after the Effective Date;

(d)developed, discovered, invented, conceived of, reduced to practice or created by (i) Dr. Metelitsa, (ii) any employees or contractors of Baylor working in his laboratory and under his direct supervision, in each case, within the scope of his or their position with Baylor, or (iii) employees or contractors of a Third Party within the scope of a SIRA or SICRA executed by such Third Party with Baylor or Cell Medica that is in effect at the time of such development, discovery, invention, conception, reduction to practice or creation; and

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(e)arising from activities (i) under the Development Plan and (ii) materially supported by payments made by Cell Medica under the Development Budget.

“Future Non-Oncology Patent Rights” means Patent Rights (a) covering Future Non-Oncology Technology, and (b) Controlled by Baylor.

“Future Non-Oncology Technology Rights” means and includes Technology Rights, including any Future Non-Oncology Patent Rights (a) covering Future Oncology Technology, and (b) Controlled by Baylor.

“Licensed Future Non-Oncology Product” has the meaning given in Section 3.2.

“Future Non-Oncology Product” means, as to a particular Future Non-Oncology Invention, any product intended for use Outside the Field, including the Trigger Non-Oncology Product, that (a) constitutes, incorporates, or utilizes, or is created or made using, such Future Non-Oncology Invention, and/or (b) is covered by any Future Non-Oncology Patent Rights or covered by other Future Non-Oncology Technology Rights. A Future Non-Oncology Product will be deemed to be a Distinct Product in accordance with Section 2.6(a).

“Future Non-Oncology Invention” means either (a) a patentable invention, or (b) a separate and distinct method, biological material, product, feature or component of a product, process, technique or trade secret, in each case, within the Future Non-Oncology Technology, and in each case, as disclosed by one or more employees or contractors of Baylor in accordance with its normal invention disclosure requirements and policies.

“Licensed Product” means a Licensed Core Product, a Licensed Future Oncology Product, and/or a Licensed Future Non-Oncology Product, as applicable.

“Licensed Technology” means Core Subject Technology, Licensed Products, Future Oncology Inventions to which Cell Medica exercises its option pursuant to Section 3.1 and Future Non-Oncology Inventions to which Cell Medica exercises its option pursuant to Section 3.2.

1.3Definitions Related to Financial Provisions. As used in this Agreement, the following capitalized terms (whether used in the singular or plural) shall have their respective meanings as set forth in this Section 1.3.

“A Preference Shares” has the meaning given to this term in the Articles of Association.

“Articles of Association” means the proposed articles of association of Cell Medica in all material respects in the form attached as Appendix A.

“B Preference Shares” has the meaning given to this term in the Articles of Association.

“Baylor’s Account” shall mean:

[*]

“BCM Preference Shares” means the BCM Preference Shares in Cell Medica with the rights set out in the Articles of Association, issued to Baylor in accordance with Article V.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in New York, Texas and England are open for the transaction of normal banking business.

“Group Company” or “Group Companies” has the meaning given to this term in the Articles of Association.

“Initial Public Offering” or “IPO” means the admission of any ordinary shares of Cell Medica or of a new holding company of Cell Medica to trading, or the granting of permission for any ordinary shares of Cell Medica or of a new holding company of Cell Medica to be dealt in, on a Recognised Investment Exchange or other internationally recognized investment exchange.

“License Execution Fee” has the meaning given to this term in Section 5.1.

“Liquidation Event” means a return of all or substantially all of the assets of Cell Medica on a liquidation, dissolution, winding up or similar event.

“Ordinary Shares” has the meaning given to this term in the Articles of Association.

“Recognised Investment Exchange” means a recognised investment exchange as defined by section 286 of the United Kingdom’s Financial Services and Markets Act 2000, as amended, together with (whether or not falling within such definition) the Main Market of the London Stock Exchange plc, the AIM market of the London Stock Exchange plc, NASDAQ, NYSE, and Euronext.

“Relevant Securities” has the meaning given to this term in the Articles of Association.

“Shares” has the meaning given to this term in the Articles of Association.

1.4Contract Interpretation. All references in this Agreement to Articles, Sections, Exhibits, Appendices or Schedules shall, unless otherwise expressly stated herein, mean the relevant sections, articles, exhibits, appendices or schedules to this Agreement, and the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any exhibits, appendices or schedules attached hereto). The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and

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Sections hereof. Where this Agreement states that a party “shall,” “will,” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “or” includes the conjunctive and the disjunctive (i.e., “and/or”), (c) the words of any gender include the other gender, and (d) words using the singular or plural number also include the plural or singular number, respectively. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. All references to dollars, cash or “$” mean U.S. dollars. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The term “sublicensee” used herein means an Affiliate Sublicensee and/or a Third Party Sublicensee unless otherwise expressly stated herein.

Article II
LICENSE GRANTS

2.1License Grant: Licensed Core Technology & Licensed Core Products; Baylor Target Antigens.

(a)Subject to (i) the reservations of rights set forth in Sections 2.4 and 2.5, and (ii) Baylor’s rights set forth in Section 2.6, Baylor hereby grants to Cell Medica an exclusive, worldwide, sublicensable (with the right to further sublicense through multiple tiers of sublicensees, all in accordance with Article VIII) license under the Licensed Core Technology Rights, including the Core Platform Patent Rights, to research, develop, make, have made, use, market, sell, offer to sell, lease and import Licensed Core Products in the Field (subject to expansion under Section  3.8), all under and in accordance with the terms and conditions of this Agreement and subject to the payment of Royalties and other payments applicable to such Licensed Core Products.

(b)[Intentionally Omitted.]

2.2License Grant: Future Oncology Technology & Licensed Future Oncology Products. Subject to (a) the reservations of rights set forth in Sections 2.4 and 2.5 and (b) Baylor’s rights set forth in Section 2.6, (c) completion of the Option Exercise Procedure (Section 3.4), and (d) payment of the Option Exercise Payment (Section 3.5) by Cell Medica to and receipt by Baylor, Baylor hereby grants to Cell Medica an exclusive, worldwide, sublicensable (with the right to further sublicense through multiple tiers of sublicensees, all in accordance with Article VIII) right and license under the Future Oncology Technology Rights, including the Future Oncology Patent Rights, to research, develop, make, have made, use, market, sell, offer to sell, lease and import (x) Licensed Future Oncology Products in the Field and Licensed Core Products in the Field (subject in each case to expansion under Section 3.8), and (y) any Licensed Future Non-Oncology Products both in the Field and Outside the Field (if the expansion under Section 3.8 is completed), all under and in accordance with the terms and conditions of this Agreement

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and subject to the payment of Royalties and other payments applicable to such Licensed Future Oncology Products and such Licensed Core Products.

2.3License Grant: Future Non-Oncology Technology and Future Non-Oncology Products. Subject to (a) the reservations of rights set forth in Sections 2.4  and 2.5 and (b) Baylor’s rights set forth in Section 2.6, (c) completion of the Option Exercise Procedure (Section 3.4), (d) completion of the Future Non-Oncology Product Option payment obligations (Section 3.2(c)), (e) payment of the Option Exercise Payment (Section 3.5), by Cell Medica to and receipt by Baylor, Baylor hereby grants to Cell Medica an exclusive, worldwide, sublicensable (with the right to further sublicense through multiple tiers of sublicensees, all in accordance with Article VIII) right and license under the Future Non-Oncology Technology Rights, including the Future Non-Oncology Patent Rights, to research, develop, make, have made, use, market, sell, offer to sell, lease and import (x) Licensed Future Non-Oncology Products Outside the Field (subject to expansion under Section 3.8) and (y) Licensed Core Products in the Field, and Licensed Future Oncology Products in the Field (subject in each case to expansion under Section 3.8), all under and in accordance with the terms and conditions of this Agreement and subject to the payment of Royalties and other payments applicable to such Licensed Future Non-Oncology Products and such Licensed Core Products.

2.4Qualification and Restrictions on Licenses.

(a)Ownership of Licensed Rights. Any license granted by Baylor under this Agreement under or to or regarding any Patent Right is granted by Baylor only to the extent that Baylor Controls such Patent Right. Any license granted by Baylor under this Agreement to or regarding any Technology and Technology Rights is granted by Baylor only to the extent that Baylor Controls such Technology and the Technology Rights in such Technology.

(b)License Restrictions. The grants in Sections 2.1, 2.2, and 2.3 shall be further subject to, restricted by and non-exclusive with respect to:

(1)making or using the Core Subject Technology, Future Oncology Technology, Future Non-Oncology Technology, and/or inventions claimed in the Core Platform Patent Rights, Baylor Target Patent Rights, Future Oncology Patent Rights, and Future Non-Oncology Patent Rights, as applicable, by Baylor for research, patient care, teaching and other educational activities for non-commercial purposes;

(2)any non-exclusive licenses of the Core Subject Technology, Future Oncology Technology, Future Non-Oncology Technology, and/or inventions claimed in the Core Platform Patent Rights, Baylor Target Patent Rights, Future Oncology Patent Rights, and Future Non-Oncology Patent Rights, as applicable, that Baylor may grant to other academic or non-profit research institutions for non-commercial research purposes, provided that Baylor shall notify Cell Medica in advance of any such grant made with respect to the Future Oncology Technology and Future Non-Oncology and any Core Subject Technology made after the Effective Date, but only to the extent that Baylor is

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permitted under its agreement(s) related to such grant (provided that Baylor uses reasonable efforts to obtain the right to so notify Cell Medica);

(3)making or using the Core Subject Technology, Future Oncology Technology, Future Non-Oncology Technology, and/or inventions claimed in the Core Platform Patent Rights, Baylor Target Patent Rights, Future Oncology Patent Rights, and Future Non-Oncology Patent Rights, as applicable, by academic and non-profit research institutions for non-commercial research purposes, pursuant to a non-exclusive license granted by Baylor as described above in Section 2.4(b)(ii), including Baylor’s provision of notice to Cell Medica; and

(4)any non-exclusive license of the Core Subject Technology, Future Oncology Technology, Future Non-Oncology Technology, and/or inventions claimed in the Core Platform Patent Rights, Baylor Target Patent Rights, Future Oncology Patent Rights, and Future Non-Oncology Patent Rights, as applicable, that Baylor is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.

With respect to subclauses (i), (ii), (iii) and (iv) of this Section 2.4(b), (A) Baylor shall not conduct any clinical trial of any Progressed Distinct Product (regardless of whether or not Cell Medica has provided Baylor with written notice of Cell Medica’s intent to initiate Phase 2 clinical trials), nor grant to any Third Party the right to do so, without the written approval of Cell Medica in its sole discretion; and (B) with respect to any Progressed Distinct Product that is not subject to the immediately preceding subclause (A), Baylor and its grantees under subclause (ii), (iii) or (iv) may conduct additional Phase 1 clinical trials for such Progressed Distinct Product, provided that Baylor provides Cell Medica (1) written notice prior to the conduct of any such trial(s) so that appropriate safety data exchange reporting procedures can be established, (2) the opportunity to comment on the trial design and protocol and reasonable updates on such trial(s), and (3) the results of such trial(s), including data, promptly following their conclusion. Baylor shall promptly provide Cell Medica with any information of which it becomes aware in connection with any activity performed pursuant to this Section 2.4(b) that relates to a potential safety issue with any Licensed Product or Future Product.

(c)Present Interest in Future Technology. Nothing in this Agreement shall give or be deemed to give Cell Medica any present license, right, title, or interest in or to any Future Technology other than the options set forth in Article III (but, for clarity, without limiting the provisions of Article III, including Section 3.1(f)), and then only if and to the extent (i) Future Technology is created in accordance with this Agreement, any applicable Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement, and the Co-Development Agreement, or in Dr. Metelitsa’s lab during the Term, and (ii) Cell Medica fully complies with the requirements set forth in Article III to exercise its option(s) under Article III.

(d)Academic Freedom. Baylor shall retain, and Cell Medica acknowledges that Baylor shall retain complete academic freedom including, without limitation, all rights and freedom, in its sole discretion, (i) to direct and control its activities

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under the Development Plan (provided that nothing in this subclause (i) will release Baylor from those obligations it has expressly accepted under the Co-Development Agreement, the Development Plan or any SIRA or SICRA), (ii) to modify or terminate any activity under the Development Plan if, in Baylor’s reasonable judgment, (1) continuing the activity would jeopardize the health or safety of any patients, healthcare providers to such patients, or Baylor employees who would otherwise be involved in such activities or (2) Baylor otherwise determines that it is obligated under Applicable Laws to discontinue such activity, (iii) to direct, control, operate, begin, continue, and terminate any and all of its activities outside of the Development Plan and subject to Sections 5.2 and 5.4 of the Co-Development Agreement and Sections 2.4(b) and 3.6 of this Agreement, including its educational activities, innovative activities, research and development, (v) subject to Section 5.2 of the Co-Development Agreement, to hire, retain, dismiss, or compensate its innovators, faculty, staff, students, employees, researchers, and/or other members, and (vi) subject to only Article XVII of this Agreement, to publicly disclose, whether through publications (whether or not peer-reviewed), oral presentations, or any other means, any and all research results, data, findings, conclusions, ideas, theories, discoveries, innovations, and other information.

2.5Government Reservation. Rights under this Agreement are or may be subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Sections 200-212, 42 USC 241, 37 CFR 401, and 42 CFR 52, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world. Rights under this Agreement are further subject to the terms of those certain Cancer Research Grant Contracts between Baylor and the Cancer Prevention and Research Institute of Texas with effective dates of April 1, 2010, December 10, 2010, and June 1, 2011 (each a “CPRIT Grant Agreement” and collectively, the “CPRIT Grant Agreements”; Exhibits A1, A2, and A3, respectively). To the extent that there is a conflict between the terms of this Agreement and the terms of the CPRIT Grant Agreements or any applicable law or regulation, (a) the terms of the law or regulation shall prevail over this Agreement and the CPRIT Grant Agreements, and (b) the CPRIT Grant Agreements shall prevail over this Agreement. Cell Medica shall use reasonable efforts to disclose sufficient information to Baylor so that Baylor can satisfy its reporting obligations to CPRIT set forth in the CPRIT Grant Agreements.

2.6Baylor’s Early R&D Participation Rights.

(a)Grant. Subject to the terms and conditions of this Agreement, Cell Medica hereby agrees that Baylor shall have the worldwide right to be Cell Medica’s exclusive academic partner to conduct all preclinical, IND-enabling Early R&D Activities with respect to each Licensed Core Product, Future Oncology Product, and Future Non-Oncology Product (“Baylor’s Exclusive Academic Partner Early R&D Participation Rights”). Without limiting Baylor’s Exclusive Academic Partner Early R&D Participation Rights set out in the foregoing sentence, Cell Medica shall have the right (either itself or through any of its Affiliates or sublicensees or any other Third Parties) to conduct Early R&D Activities, including to prepare IND applications and subsequent services and other activities as required to support clinical development with respect to each Licensed Core

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Product, Future Oncology Product and Future Non-Oncology Product which is a Distinct Product. If Cell Medica conducts Phase I clinical trial activities, Baylor will be (unless Baylor notifies Cell Medica that it does not want to be) the lead clinical center, chief (lead) investigator and will be entitled to first and last authorship academic credit with respect to such Early R&D Activities, subject to the terms and conditions of this Agreement (including Section 17.5) and the Co-Development Agreement. For the avoidance of doubt, references in this Agreement to Section 2.6(a) include the following clauses (i), (ii) and (iii) set out below in this Section 2.6(a).

(i)Cell Medica hereby grants to Baylor the worldwide, non-exclusive right to conduct Early R&D Activities with respect to each Licensed Core Product, Future Oncology Product and Future Non-Oncology Product which is a Distinct Product, such Early R&D Activities to be funded under the Development Budget.

(ii)Each Licensed Core Product and, subject to Section  2.6(a)(iii) below, each Future Oncology Product and Future Non-Oncology Product shall be a deemed a “Distinct Product” if and to the extent a Regulatory Authority (A) requires that a separate and distinct Investigational New Drug Application (IND) or Biologics License Application (BLA), or their equivalents outside the United States, be filed with respect thereto to clinically develop in humans and obtain approval to market such product or (B) if no such authorization has yet been sought, would be reasonably expected to require such separate and distinct application if or when such authorization is sought. For the avoidance of doubt, any combination product comprising a Licensed Core Product, Future Oncology Product and Future Non-Oncology Product on the one hand, and another active agent (whether or not another Licensed Core Product, Future Oncology Product or Future Non-Oncology Product) shall be deemed to be a Distinct Product separate from any such Licensed Core Product, Future Oncology Product, and Future Non-Oncology Product if the combination product is subject to a separate and distinct IND or BLA, or their non-US equivalents. For further avoidance of doubt, (x) a Licensed Core Product, Future Oncology Product, or Future Non-Oncology Product which is administered as a concurrent therapy (and not a combination product) along with another product which contains a different active agent, wherein each product is subject to a separate IND or BLA (or their non-US equivalents), shall not be considered a different Distinct Product from the Licensed Core Product, Future Oncology Product, or Future Non-Oncology Product when administered alone.

(iii)Notwithstanding anything to the contrary in this Agreement or the Co-Development Agreement, a Future Oncology Product or Future Non-Oncology Product that otherwise meets the requirements of Section 2.6(a)(ii) for a Distinct Product will only be deemed to be a Distinct Product if: (A) such product is a Modified NKT Product, or (B) such product is not a Modified NKT Product and such product contains a specific Construct or other component covered by Technology Rights owned by Baylor, is produced by a process covered by Technology Rights owned by Baylor, or is otherwise covered by Technology Rights owned by Baylor that is exclusively licensed to Cell Medica pursuant to this Agreement.

(b)[Intentionally Omitted.]

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(c)Fulfillment on a Product by Product Basis. It is understood and agreed that a Distinct Product shall be deemed a “Progressed Distinct Product” once:

(i)the Early R&D Activities have been completed by Baylor and/or Cell Medica for such Distinct Product;

(ii)the Data Package for such Distinct Product has been delivered to Cell Medica;

(iii)the Early R&D Activities have been fully funded (as between the Parties) by Cell Medica as provided in the Development Plan and Development Budget, or in the applicable SIRA or SICRA and its corresponding budget; and

(iv)if such Distinct Product is a Future Oncology Product or a Future Non-Oncology Product, Cell Medica has exercised its option with respect to such Distinct Product in accordance with Sections 3.1, 3.2, and 3.3 (as applicable) and in accordance with Section 3.4 and Section 3.5.

Cell Medica’s obligations under Section 2.6(a) shall be deemed to be completed, fulfilled, and concluded with respect to each Progressed Distinct Product and, thereafter, the rights granted under Sections 2.1, 2.2, and 2.3, solely with respect to each such Progressed Distinct Product, shall not be subject to this Section 2.6. In addition, it is understood and agreed that with respect to each Progressed Distinct Product (for so long as it remains the same Distinct Product), Cell Medica shall have all rights, without an obligation to involve Baylor, to conduct all further human clinical or nonclinical studies of such Progressed Distinct Product, in other patient populations and in other indications.

(d)In the event that Cell Medica or any of its Affiliates conducts or has conducted any preclinical, IND-enabling Early R&D Activities with respect to any Distinct Product, alone or with a Third Party independent of the Co-Development Agreement (while the Co-Development Agreement or an applicable SIRA is in effect) in contravention of Baylor’s Exclusive Academic Partner Early R&D Participation Rights set forth above in Section 2.6(a), Baylor shall have the right to terminate this Agreement solely with respect to such Distinct Product, in accordance with Section  11.1, except solely if and to the extent that:

(i)the Specific Industrial Research Agreement for such Distinct Product permits any such preclinical, IND-enabling Early R&D Activities by Cell Medica without participation of Baylor;

(ii)Cell Medica provides Baylor a written proposal for preclinical, IND-enabling Early R&D Activities for such Distinct Product, but the Parties do not reach agreement on a Specific Industrial Research Agreement for the conduct of such preclinical, IND-enabling Early R&D Activities for such Distinct Product as a result of Baylor’s demanding material terms to be included in such Specific Industrial Research Agreement, which Cell Medica shows to be objectively unreasonable;

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(iii)Baylor agrees in advance in writing to such preclinical, IND-enabling Early R&D Activities by Cell Medica without participation of Baylor;

(iv)Baylor fails to perform its obligations under the Co-Development Agreement or the Development Plan or applicable Specific Industrial Research Agreement, as set forth in the Co-Development Agreement or such Specific Industrial Research Agreement with respect to such Distinct Product or New Antigen Product;

(v)Cell Medica has terminated the Co-Development Agreement for Baylor’s material breach in accordance with Article X of the Co-Development Agreement; or

(vi)Baylor cannot perform such preclinical, IND-enabling Early R&D Activities due to its contractual obligations to a Third Party. The effects of any such termination of rights to a Distinct Product are set forth in Section 11.5.

2.7Change of Control of Cell Medica. Upon the COC Closing during the Term, the following shall apply:

(a)Early R&D Rights.

(i)Licensed Core Products. With respect to any Licensed Core Products, the conditions set forth in clause (b) of Section 2.2 and clause (b) of Section 2.3, and the license granted to Baylor under Section 2.6(a) shall continue with full force and effect as though no Change of Control had occurred.

(ii)Future Technology Products. The Cell Medica Successor may elect, upon written notice to Baylor within one hundred eighty (180) days of COC Closing, to terminate the Co-Development Agreement and, concomitantly, the conditions set forth in clause (b) of Section 2.2 and clause (b) of Section 2.3 and the license granted to Baylor under Section 2.6(a) and the rights granted to Baylor under Section 2.6(d) (the “Early R&D Rights Termination”), such termination effective only upon the later to occur of (i) the last day of the second full Calendar Year after Baylor’s receipt of such notice of termination, or (ii) the third anniversary of the Effective Date, whichever is later (the “Wind Down Period”). Upon expiration of the Wind Down Period, the conditions set forth in clause (b) of Section 2.2 and clause (b) of Section  2.3 and the license granted to Baylor under Section 2.6(a) and the rights granted to Baylor under Section 2.6(d) shall be deemed terminated with respect to any and all Licensed Future Oncology Products and Licensed Future Non-Oncology Products licensed to Cell Medica as of the last day of the Wind Down Period or thereafter, including all Future Oncology Products or Future Non-Oncology Products as to which Cell Medica exercises its options under Section 3.1 and Section 3.2, respectively, during the Wind Down Period or pursuant to Section 2.7(c) below.

(iii)For the avoidance of doubt, effective upon any Early R&D Rights Termination, with respect to one or more Future Technology Products which include, incorporate, or utilize or are made with, any Future Oncology Invention or Future Non-Oncology Invention that is not licensed to Cell Medica or the Cell Medica Successor

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as of the last day of the Wind Down Period, or thereafter, pursuant to, but only to the extent of, any then-ongoing options under any then-existing SIRA or SICRA that continues past the last day of the Wind Down Period (each, an “Independent Product”), Baylor has and shall retain the right to conduct, at its own expense, Early R&D Activities related to such Independent Products, provided that the Cell Medica Successor shall have a right of first negotiation solely during such Wind Down Period with respect to any such Independent Product in the event Baylor seeks to license rights to such Independent Product.

(b)Obligations during the Wind Down Period. During the Wind Down Period, the Cell Medica Successor shall:

(i)Cause its designated members to participate fully and in good faith in the JSC including appointing its allotted JSC members in accordance with Section 4.2 of the Co-Development Agreement promptly after the COC Closing, and participating in drafting, adopting, and revising the Development Plan and the Development Budget. Baylor shall also cause its designated JSC members to participate fully and in good faith in the JSC, including participating in drafting, adopting, and revising the Development Plan and the Development Budget during the Wind Down Period;

pay (A) any unpaid portion of the Allocated Amounts (as defined in the Co-Development Agreement) for the remainder of the year in which the COC Closing occurs and (B) the Allocated Amounts for each of the two full Fiscal Years (as defined in the Co-Development Agreement) of the Wind Down Period, which amount, in aggregate for such two full Fiscal Years of the Wind Down Period, shall be, subject to clause (iv) of this Section 2.7(b), either:

[*], inclusive of the amounts paid for any funding of preclinical and FIM Studies required to be funded as noted in clauses (iii) and (iv) of this Section 2.7(b) (the “Ceiling Amount”)]; or

(y)

the Budgeted Amount (as defined below), if the Ceiling Amount is greater than the amount equal to [*] of sum of the Allocated Amounts for each of such remaining two full Fiscal Years of the Wind Down Period, to the extent agreed upon in the Development Plan existing as of the date of such termination notice (the “Budgeted Amount”); by way of example:, if the Allocated Amounts for the first of the two Fiscal Years was $[*] and for the second of the two Fiscal Years was $[*], the amount owed would be $[*] (i.e., [*] of the aggregate Budgeted Amount of $[*])[*];

fund any preclinical studies under any Specific Industrial Research Agreements or Specific Industrial Clinical Research Agreement or other documented plan and in

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progress at the time of the Change of Control, through the end of the Wind Down Period; and

fund to completion and complete (subject to any technical failure of the relevant product) any FIM Studies in progress at the time of the Change of Control, even if such FIM Studies extend beyond the Wind Down Period (such period extending beyond the Wind Down Period, the “Tail Period”).

(c)Retention of Option Rights During Wind Down. The Cell Medica  Successor shall have the options provided under Sections 3.1 and 3.2 (i) during the Wind Down Period with respect to any Future Oncology Products and Future Oncology Inventions or Future Non-Oncology Products and Future Non-Oncology Inventions arising under the Development Plan and funded by the Development Budget, and (ii) during the Tail Period with respect to any Future Oncology Products and Future Oncology Inventions or Future Non-Oncology Products and Future Non-Oncology Inventions arising during the Tail Period under specific SIRAs or SICRAs as provided in Section 2.7(b)(iv).

(d)Other Termination of the Co-Development Agreement during Wind Down. During the Wind Down Period, each Party shall retain its rights under Article X of the Co-Development Agreement.

2.8Right of First Negotiation. Subject to the last sentence of this Section 2.8, Cell Medica shall have a right of first negotiation with respect to any ROFN Product and associated ROFN Product Rights as and to the extent provided under this Section 2.8. Following the disclosure to Baylor of any ROFN Product and associated ROFN Product Rights (whether or not patentable) by Baylor employees, and prior to offering a license to any Third Party with respect thereto, Baylor shall inform Cell Medica of such disclosure and provide a written summary of such ROFN Products and associated ROFN Product Rights. Cell Medica shall have a period of [*]days to elect to exercise such right of first negotiation, and upon written notice thereof in such time period, Baylor shall negotiate with Cell Medica, in good faith, for a period of [*] days, the commercially reasonable terms of a license agreement for such ROFN Product that is the subject of such invention disclosure and the associated ROFN Product Rights. In the event the Parties are unable to agree on such license agreement in such time period, Baylor shall not have the right to license such ROFN Product or such associated ROFN Product Rights to a Third Party on terms that are less favorable to Baylor than the terms last offered by Cell Medica for a period of [*] days. The right of first negotiation under this Section 2.8 shall terminate upon termination or expiration of the later of: (i) the Co-Development Agreement or (ii) the Tail Period. Notwithstanding the foregoing, with respect to any ROFN Product which is directed to the same target as to which any Licensed Core Product is directed, Baylor’s sole obligation with respect thereto shall be to so inform Cell Medica of such ROFN Product and provide to Cell Medica a written summary of such ROFN Product and its associated ROFN Product Rights.

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Article III
OPTION GRANTS

3.1Grant of Exclusive Future Oncology Option.

(a)Effective upon payment of the License Execution Fee in Section 5.1, and subject to Section 3.3, Baylor hereby grants to Cell Medica an exclusive option (the “Future Oncology Option”) to obtain the license set forth in Section 2.2 with respect to each Future Oncology Invention, as all further described in this Section 3.1. The option period for a given Future Oncology Invention shall commence upon Disclosure of such Future Oncology Invention to the JSC under the Co-Development Agreement (or in the case of any Future Oncology Invention which constitutes Future Metelitsa Lab Oncology Technology, following the Disclosure to Baylor of such Future Oncology Invention, Baylor shall so provide Cell Medica such Disclosure in writing, and the option period with respect thereto shall commence as of the date of such Disclosure), in each case, a “Future Oncology Invention  Disclosure Date,” and shall expire [*]after the delivery to Cell Medica of the Data Package for the FIM Study with respect to the first Future Oncology Product which embodies, includes or incorporates, or is made using, such Future Oncology Invention (the “Trigger Oncology Product”), subject to Section 3.1(b). If Cell Medica exercises such option prior to the conduct of the FIM Study for such Trigger Oncology Product, Baylor shall retain the right to continue to conduct the FIM Study for such Trigger Oncology Product under and in accordance with the terms of the Co-Development Agreement and Section 2.6.

(b)Notwithstanding Section 3.1(a), the option period for a Future Oncology Invention shall expire (i) [*] after the Future Oncology Invention Disclosure Date if such Future Oncology Invention has not been incorporated into the Development Plan within such [*] period (provided that (A) the option period shall not so expire if such Future Oncology Invention is not incorporated into the Development Plan due to Baylor’s JSC members not agreeing to incorporate such Future Oncology Invention into the Development Plan or Baylor’s lack of resources or capacity to perform Early R&D Activities for such Future Oncology Invention, or (B) if any part of the FIM Study is conducted by Baylor, then such option shall not expire until [*] after the delivery to Cell Medica of the Data Package for such FIM Study with respect to such Future Oncology Invention; or (ii) if such Future Oncology Invention is dropped from the Development Plan, twelve (12) months after such Future Oncology Invention is dropped from the Development Plan, provided that such Future Oncology Invention is not dropped from the Development Plan due to Baylor’s lack of resources or capacity to perform Early R&D Activities for such Future Oncology Invention[*].

(c)When exercising its option with respect to a particular Future Oncology Invention (and its associated Future Oncology Patent Rights), Cell Medica shall have the right to exercise such option:

(i)solely with respect to, and as embodied in, or used to manufacture or create, the relevant Trigger Oncology Product, and not as to all other

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Future Oncology Products (an “Oncology Product-Only Exercise”), in which event the license granted in Section 2.2 with respect to such Future Oncology Invention shall be restricted to only such Trigger Oncology Product, and only one Option Exercise Payment shall be due to Baylor;

(ii)solely with respect to such Future Oncology Invention (and its associated Future Oncology Patent Rights), but not the specific Trigger Oncology Product (an “Oncology Invention-Only Exercise”), in which event the license granted in Section 2.2 with respect to such Future Oncology Invention shall include all Future Oncology Products other than the Trigger Oncology Product, and only one Option Exercise Payment shall be due to Baylor with respect to such Future Oncology Invention (or more than one such payment, if the option is being exercised to more than one Future Oncology Invention embodied in, or used to manufacture or create the Trigger Oncology Product at such time); or

(iii)both (A) with respect to the particular Trigger Oncology Product, as well as (B) with respect to one or more Future Oncology Inventions embodied in, or used to manufacture or create, such Trigger Oncology Product (an “Oncology Product and Invention Exercise”), in which event the license granted in Section 2.2 with respect to such Future Oncology Invention shall include both the Trigger Oncology Product and all other Future Oncology Products, and an Option Exercise Payment shall be due to Baylor for the exercise with respect to the Trigger Oncology Product as well as to each of the Future Oncology Inventions. (For the purpose of exemplary illustration of such Option Exercise Payment only, and without implying any cap on the Option Exercise Payment: [*] in total would be owed upon an Oncology Product and Invention Exercise for only one Future Oncology Invention or a total of [*] in total would be owed upon an Oncology Product and Invention Exercise for two separate Future Oncology Inventions.)

(d)It is expressly understood that a particular Trigger Oncology Product as to which Baylor conducts a FIM Study may include, incorporate, or embody, or have been made using, more than one Future Oncology Invention, one or more of which Cell Medica has not yet exercised its option with respect to as of the time of delivery to Cell Medica of the Data Package. In such event, Cell Medica may exercise some or all of such options to the separate Future Oncology Inventions, all as provided in Section 3.1(c) and in accordance with Section 3.5, and each exercise would be subject to a separate Option Exercise Payment. It is also understood that a particular Trigger Oncology Product as to which Baylor conducts a FIM Study may include, incorporate, or embody, or have been made using either (i) one or more Future Oncology Inventions as to which Cell Medica has already exercised its option, as of the time of delivery to Cell Medica of the Data Package therefor, or (ii) one or more inventions or aspects of the Core Subject Technology, in each of which event, Cell Medica would be required to make a separate Option Exercise Payment only for the Future Oncology Invention as to which it had not yet exercised its option, and not with respect to those Future Oncology Inventions as to which it had previously exercised its option or to any Core Subject Technology already licensed to Cell Medica under Section 2.1.

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(e)For clarity, the exclusive license granted by Baylor to Cell Medica under Section 2.2 upon an Oncology Invention-Only Exercise or an Oncology Product and Invention Exercise with respect to a particular Future Oncology Invention pursuant to Sections 3.1(c)(ii) or (iii), respectively, and in accordance with Sections 3.4 and 3.5, shall not include a license to research, develop, make, have made, use, market, sell, offer to sell, lease and import Licensed Core Products and Future Oncology Products in the Field that incorporate or utilize any Future Oncology Invention as to which Cell Medica has not yet exercised its license option.

(f)Notwithstanding anything contained herein to the contrary in this Agreement or the Co-Development Agreement, the Parties hereby acknowledge and agree that: (i) as of or prior to the Restatement Effective Date, Cell Medica has exercised, or has been deemed to have exercised, any option hereunder that applies to the New Modified NKT Product, and (ii) no option or other payments are required or owed by Cell Medica in connection with any such exercised, or deemed exercised, option hereunder that applies to the New Modified NKT Product.

3.2Grant of Exclusive Future Non-Oncology Option.

(a)Option Grant. Effective upon Cell Medica fulfilling the payment obligations set forth in clauses (i) and (ii) of Section 3.2(c), and subject to the conditions and restrictions below and Section 3.3, Baylor hereby grants to Cell Medica an exclusive option (the “Future Non-Oncology Option”) to obtain the license set forth in Section 2.3 with respect to each Future Non-Oncology Invention.

(b)Option Period.

(i)The option period for a given Future Non-Oncology Invention shall be in effect only following receipt of payment of the Future Non-Oncology Technology Research & Development Payment under Section 3.2(c)(ii), and shall commence upon Disclosure of such Future Non-Oncology Invention to the JSC under the Co-Development Agreement, and expire [*] months after the delivery to Cell Medica of the Data Package for the FIM Study with respect to the first Future Non-Oncology Product which embodies, includes or incorporates, or is made using, such Future Oncology Invention (the “Trigger Non-Oncology Product”), subject to Section 3.2(b)(ii). If Cell Medica exercises such option prior to the conduct of the FIM Study for such Trigger Non-Oncology Product, Baylor shall retain the right to continue to conduct the FIM Study for such Trigger Non-Oncology Product under and in accordance with the terms of, the Co-Development Agreement and Section 2.6.

(ii)Notwithstanding Section 3.2(b)(i), the option period for a Future Non-Oncology Invention shall expire (A) [*] after the Future Non-Oncology Invention Disclosure Date if such Future Non-Oncology Invention has not been incorporated into the Development Plan within such [*] period (provided that (1) the option period shall not so expire if such Future Non-Oncology Invention is not incorporated into the Development Plan due to Baylor’s JSC members not agreeing to incorporate such Future Non-Oncology Invention into the Development Plan or Baylor’s lack of resources

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or capacity to perform Early R&D Activities for such Future Non-Oncology Invention), or (2) if any part of the FIM Study is conducted by Baylor, then such option shall not expire until [*] after the delivery to Cell Medica of the Data Package for such FIM Study with respect to such Future Non-Oncology Invention; or (B) if such Future Non-Oncology Invention is dropped from the Development Plan, [*] after such Future Non-Oncology Invention is dropped from the Development Plan, provided that such Future Non-Oncology Invention is not dropped from the Development Plan due to Baylor’s lack of resources or capacity to perform Early R&D Activities for such Future Non-Oncology Invention.

(iii)When exercising its option with respect to a particular Future Non-Oncology Invention (and its associated Future Non-Oncology Patent Rights), Cell Medica shall have the right to exercise such option:

(3)solely with respect to, and as embodied in, or used to manufacture or create, the relevant Trigger Non-Oncology Product, and not as to all other Future Non-Oncology Products (a “Non-Oncology Product-Only Exercise”), in which event the license granted in Section 2.3 with respect to such Future Oncology Invention shall be restricted to only such Trigger Non-Oncology Product, and only one Option Exercise Payment shall be due to Baylor;

(4)solely with respect to such Future Non-Oncology Invention (and its associated Future Non-Oncology Patent Rights), but not the specific Trigger Non-Oncology Product (a “Non-Oncology Invention-Only Exercise”), in which event the license granted in Section 2.3 with respect to such Future Non-Oncology Invention shall include all Future Non-Oncology Products other than the Trigger Oncology Product, and only one Option Exercise Payment shall be due to Baylor with respect to such Future Non-Oncology Invention (or more than one such payment, if the option is being exercised to more than one Future Oncology Invention embodied in, or used to manufacture or create the Trigger Oncology Product at such time); or

(5)both (x) with respect to the particular Trigger Non-Oncology Product, as well as (y) with respect to one or more Future Non-Oncology Inventions embodied in, or used to manufacture or create, such Trigger Non-Oncology Product (a “Non-Oncology Product and Invention Exercise”), in which event the license granted in Section 2.3 with respect to such Future Non-Oncology Invention shall include both the Trigger Non-Oncology Product and all other Future Non-Oncology Products, and an Option Exercise Payment shall be due to Baylor for the exercise with respect to the Trigger Oncology Product as well as to each of the Future Oncology Inventions with respect to which it exercised such option (e.g., [*] in total would be owed upon a Non-Oncology Product and Invention Exercise for only one Future Non-Oncology Invention or a total of [*] would be owed upon a Non-Oncology Product and Invention Exercise for two separate Future Non-Oncology Inventions).

(iv)It is expressly understood that a particular Trigger Non-Oncology Product as to which Baylor conducts a FIM Study may include, incorporate, or embody, or have been made using, more than one Future Non-Oncology Inventions, one or more of which Cell Medica may have not yet exercised its option with respect to as of the

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time of delivery to Cell Medica of the Data Package. In such event, Cell Medica may exercise some or all of such options to each of the separate Future Non-Oncology Inventions, all as provided in Section 3.2(b)(iii) and in accordance with Sections 3.4 and 3.5 and during the Option Period for such Trigger Non-Oncology Product, and each exercise would be subject to a separate Option Exercise Payment. It is also understood that a particular Trigger Non-Oncology Product as to which Baylor conducts a FIM Study may include, incorporate, or embody, or have been made using either (A) one or more Future Non-Oncology Inventions as to which Cell Medica has already exercised its option, as of the time of delivery to Cell Medica of the Data Package therefor, or (B) one or more inventions or aspects of the Core Subject Technology, in each of which event, Cell Medica would be required to make a separate Option Exercise Payment only for the Future Oncology Invention as to which it had not yet exercised its option, and not with respect to those Future Oncology Inventions as to which it had previously exercised its option, or to any Core Subject Technology already licensed to Cell Medica under Section 2.1.

(c)Conditions. The grant of the Future Non-Oncology Option in Section 3.2(a) is conditioned on, subject to, and restricted by the following terms:

(i)Future Non-Oncology Product Option Payment. Cell Medica shall pay, and does pay, Baylor a one-time, non-refundable, payment of [*] on or before the earlier of (A) the date on which Cell Medica first exercises its option under Section 3.2 or (B) December 31, 2020 (the “Future Non-Oncology Product Option Payment”). If Cell Medica fails to make said Future Non-Oncology Product Option Payment, Baylor shall be free to commercialize the Future Non-Oncology Technology with Third Parties without any further obligation to Cell Medica or any limitation under this Agreement, other than as set forth in Article XVII.

(ii)Future Non-Oncology Technology Research & Development Payment. In addition to the Future Non-Oncology Product Option Payment, Cell Medica shall also pay, and does pay, [*] in addition to and at the same time as the [*] Quarterly R&D Payment (as defined under and in accordance with conditions set forth in the Co-Development Agreement) to support the research and development of Future Non-Oncology Technology as set forth in the proposed Development Plan and Budget therefor (the “Future Non-Oncology Technology Research & Development Payment”). Notwithstanding the foregoing, Cell Medica shall not be obligated to make the Future Non-Oncology Technology Research & Development Payment until Baylor has provided Cell Medica with an acceptable work plan for use of such funds, and Cell Medica has agreed that such work plan is acceptable.

3.3Option Maintenance Terms. The Future Oncology Option (Section 3.1) and the Future Non-Oncology Option (Section 3.2) will continue in force until the termination of the Co-Development Agreement (such period, the “Option Maintenance Period”), subject to Section 2.7. Upon termination under this Section 3.3 of the Future Oncology Option and/or the Future Non-Oncology Option (other than as provided in Section 2.7), all rights in Future Oncology Inventions and the Future Non-Oncology Inventions as to which Cell Medica has not, as of such time, exercised its option will remain with Baylor, and all contingent future interests shall automatically, without need for any notice or other

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action, terminate, and Cell Medica shall not have any right to any license under this Agreement for such Future Technology; provided, however that the following shall apply in such event:

(a)if such termination occurs within the six-month period after delivery of the Data Package referred to in Section 3.1, or Section 3.2(b) for any particular Future Oncology Product and/or Future Non-Oncology Product, the option to the Future Oncology Invention(s) relevant to such particular Future Oncology Option or Future Non-Oncology Invention(s) relevant to such Future Non-Oncology Option shall survive to the end of the Option Period under Section 3.1 or Section  3.2(b), and solely with respect to such invention(s); and

(b)such termination of the Co-Development Agreement shall not affect any then-ongoing Specific Industrial Research Agreements or Specific Industrial Clinical Research Agreement, which shall continue in accordance with its terms, all as further provided in the Co-Development Agreement, and Cell Medica shall retain the option rights set forth in Section 3.1 or Section 3.2, as applicable, with respect to any Future Technology and/or Future Oncology Products or Future Non-Oncology Products arising from such continuing Specific Industrial Research Agreement(s) or Specific Industrial Clinical Research Agreement(s).

(c)For the avoidance of doubt, ROFN Products are not subject to the options under Section 3.1 and Section 3.2.

3.4Option Exercise Procedure.

(a)Future Oncology Products. For each distinct Future Oncology Invention, and for each Trigger Oncology Product in which any such invention is embodied, included or incorporated, or used to make, if Cell Medica elects to exercise its option set forth in Section 3.1 it shall deliver to Baylor during the Option Period written notice of such election to exercise its option under Section 3.1  identifying each such distinct Future Oncology Invention and/or Trigger Oncology Product elected, accompanied by payment of the appropriate Option Exercise Payment. With respect to a distinct Future Oncology Invention or Oncology Trigger Product, the Future Oncology Option under Section 3.1 shall be deemed exercised solely upon receipt by Baylor of such Option Exercise Payment by Cell Medica.

(b)Future Non-Oncology Products. For each distinct Future Non-Oncology Invention, and for each Trigger Non-Oncology Product in which any such invention is embodied, included or incorporated, or used to make, if Cell Medica elects to exercise its option set forth in Section 3.2 it shall deliver to Baylor during the Option Period written notice of such election to exercise its option under Section  3.2 identifying each to such distinct Future Non-Oncology Invention and/or Trigger Non-Oncology Product elected, accompanied by payment of the appropriate Option Exercise Payment. With respect to a distinct Future Non-Oncology Invention or Non-Oncology Trigger Product, the Future Non-Oncology Option under Section 3.2 shall be deemed exercised solely

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upon (i) receipt by Baylor of such Option Exercise Payment by Cell Medica and (ii) satisfaction of the other conditions set forth in Section 3.2(c).

3.5Option Exercise Payment. A payment of [*] (“Option Exercise Payment”) shall be paid by Cell Medica to Baylor for the exercise of the Future Oncology Option as to each Future Oncology Invention or Trigger Oncology Product, as the case may be, or for the exercise of the Future Non-Oncology Option with respect to each Future Non-Oncology Invention or Trigger Non-Oncology Product, as the case may be, in each case for which Cell Medica exercises the applicable option, in accordance with Sections 3.1, 3.2 and 3.4.

3.6Released Products and Released Technology Inventions.

(a)Release of Option. If Cell Medica does not exercise its option with regard to a distinct Future Oncology Invention or Trigger Oncology Product during the option period under Section 3.1 or with regard to a distinct Future Non-Oncology Invention or Trigger Non-Oncology Product during the option period under Section 3.2(b), (each, a “Released Invention” or “Released Product” as the case may be), Baylor shall thereafter have the right to assign, sell, license, or otherwise transfer any rights including any Technology Rights owned by Baylor covering such Released Invention or such Released Product (but no other invention already licensed to Cell Medica and subject to any existing license rights of Cell Medica in and to any such Released Invention as it may relate to a Trigger Oncology Product or Trigger Non-Oncology Product, as the case may be, for which it has exercised its option), to any Third Party without the written consent of Cell Medica, if:

(i)Cell Medica (collectively with Cell Medica and its Affiliates and sublicensees) has fewer than three (3) Licensed Core Products and/or Future Oncology Products or Future Non-Oncology Products in development or commercialization; except where the JSC terminated the Early R&D Activities for a Licensed Core Product or a Future Oncology Product or a Future Non-Oncology Product less than 90 days prior to the expiration of the Option Period and has not yet determined a replacement product therefor;

(ii)Such Released Invention is not subject to further use under the Development Plan in connection with other Future Products, as the Development Plan exists as of the time such invention becomes a Released Invention (provided this Section 3.6(a)(ii) shall not prevent Baylor from granting a license to a Released Product, so long as the license granted for such Released Invention extends solely to the use of such Released Invention for the use, manufacture and sale of such Released Product); and

(iii)the license agreement with such Third Party with respect to any such Released Invention and/or Released Product requires that such Third Party pay to Baylor economic terms equivalent to or better than the lesser of (i) the upfront, milestones and royalties set forth in this Agreement with respect thereto, as of such time, or (ii) those last offered by Cell Medica within the preceding 180 days with respect to such Released Invention and Released Product.

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Notwithstanding the foregoing, at no time shall Baylor have the right (even if the conditions in clauses (i), (ii) and (iii) of this Section 3.6(a) are met) to so license its rights to a Released Product or to a Released Invention to a Third Party if such Released Product or any product incorporating or utilizing, or made using such Released Invention has the same molecular target as (A) any Licensed Product, or (B) any Future Product being developed under the Development Plan or a SIRA or SICRA that has not become a Released Product.

(b)Sharing of Proceeds. If Baylor licenses rights to a Released Product as and to the extent permitted under this Section 3.6, Cell Medica and Baylor shall share the amounts received by Baylor under such license: (i) [*] until the amounts received by Cell Medica under this Section 3.6 equal Cell Medica’s payments under the Development Plan and disbursed in accordance with the Development Budget for such Released Product, and (ii) thereafter, with [*].

(c)Third Party Components. In the event that a Released Product incorporates Technology that has been licensed to Cell Medica from a Third Party for use by both Cell Medica and Baylor, Cell Medica shall use reasonable good-faith efforts to arrange for a product-specific sublicense to Baylor which can be further sublicensed to a Third Party, where Baylor is permitted to grant such a license to a Third Party under Section 3.6(a). In such cases, however, Cell Medica will not be required to sublicense any such technologies if such an arrangement results in Cell Medica being required to pay any amount to its Third Party licensor, or is not justified by reasonable business terms and conditions and in particular if the cash flow implications of extending such a sublicense to Baylor and/or to such Third Party would negatively impact Cell Medica.

(d)Exclusivity. From the Effective Date until such time as Baylor is permitted to grant a license to any Released Product or Released Invention under Section 3.6(a), Baylor shall not offer to any Third Party any rights, or options to obtain rights, to the Future Oncology Technology or the Future Non-Oncology Technology or any product associated therewith, except as and solely to the extent required under the Existing Third Party Agreement as in effect on the Effective Date.

3.7Technology Transfer. Upon completion of the FIM Study and exercise by Cell Medica of its option under Sections 3.1 or 3.2, Baylor shall transfer to Cell Medica all Technology in Baylor’s possession or control, to the extent not already in Cell Medica’s possession, relating to the Future Oncology Invention or Future Non-Oncology Invention (each, an “Invention”) and/or Trigger Oncology Product or Trigger Non-Oncology Product, as the case may be (each, a “Trigger Product”) for which such option was exercised, including all Technology relating to the Trigger Product (if the option is so exercised) and any Future Product which embodies, includes or incorporates, or is made using, such Invention (if the option to such Invention is exercised). In addition, Baylor will provide (a) reasonable assistance and cooperation in order to enable Cell Medica or its designee to implement and utilize such transferred Technology, (b) provide Cell Medica with access to Baylor’s employees and contractors with appropriate expertise to answer Cell Medica’s questions related to such transfer; and (c) to Cell Medica or its designee its inventory of such Future Product and in-process materials (if any) if applicable.

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3.8Expansion of Fields.

(a)Expansion Outside the Field. Cell Medica is hereby granted the exclusive option to expand the field of use of the license granted to any and all Licensed Core Products, subject to any and all conditions set forth in Section 2.1, and Licensed Future Oncology Products, subject to any and all conditions set forth in Section 2.2, to any indication or applications Outside the Field. Such option shall be exercisable at any time after the payment to Baylor of the Future Non-Oncology Product Option Payment under Section 3.2(c), by written notice to Baylor thereof. Following such exercise, (i) the license grant in Sections 2.1 and 2.2 to Licensed Core Products shall be automatically deemed to be both for uses in the Field and Outside the Field; and (ii) the license grant in Section 2.2 to Licensed Future Oncology Products shall be automatically deemed to be both for uses in the Field and Outside the Field.

(b)Expansion to the Field. Cell Medica is hereby granted, subject to any and all conditions set forth in Section 2.3, the exclusive option to expand the field of use of the license granted to any and all Licensed Future Non-Oncology Products to any indication or applications in the Field. Such option shall be exercisable at any time after the payment to Baylor of the Future Non-Oncology Product Option Payment under Section 3.2(c), by written notice to Baylor thereof. Following such exercise, the license grant in Section 2.3 to Licensed Future Non-Oncology Products shall be automatically deemed to include both uses in the Field and Outside the Field, and the license grant in Section 2.2 under Future Oncology Technology shall include the right to research, develop, make, have made, use, market, sell, offer to sell, lease and import Licensed Future Non-Oncology Products.

3.9Requirement for Co-Development Agreement Execution. The licenses to the Core Subject Technology under Section 2.1 and the Future Oncology Option under Section 3.1 are being granted by Baylor to Cell Medica with the requirement for the contemporaneous execution of the Co-Development Agreement, subject to the terms and conditions of the Co-Development Agreement. For the avoidance of doubt, Cell Medica will not be entitled to exercise its Future Technology Option unless it also executes the Co-Development Agreement.

3.10Ownership of Optioned Rights. Any option granted by Baylor under this Agreement to receive any license under or to or regarding any Patent Right or other Technology Right is granted by Baylor only to the extent that Baylor Controls such Patent Right or other Technology Right. Any option granted by Baylor under this Agreement to receive any license under or to or regarding any Technology or Technology Right is granted by Baylor only to the extent that Baylor Controls such Technology and the Technology Rights in such Technology.

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Article IV	OPTION FOR BAYLOR TARGET ANTIGENS; NEW ANTIGENS

4.1Option for Baylor Target Antigens.

(a)Pursuant to the Original Agreement, Baylor granted to Cell Medica, for each Baylor Target Antigen (solely to the extent that Baylor Controls Technology Rights relating to such Baylor Target Antigen), an exclusive option to obtain the exclusive license set forth in Section 2.1(a) with respect to each Baylor Target Antigen (with respect to each Baylor Target Antigen, an “Antigen Option”).

(b)The Parties hereby acknowledge and agree that: (i) as of or prior to the Restatement Effective Date, Cell Medica has exercised, or has been deemed to have exercised, the Antigen Option with respect to the following two Baylor Target Antigens: (A) GD2, and (B) GPC3 (each, an “Exercised Baylor Target Antigen”), and (ii) no option or other payments are required or owed by Cell Medica in connection with any such exercised, or deemed exercised, Antigen Options for GD2 and GPC3. Accordingly, each of the Exercised Baylor Target Antigens are deemed a Licensed Antigen and (ii) all Baylor Target Patent Rights covering or disclosing any Modified NKT Product directed to an Exercised Baylor Target Antigen are included in the Licensed Core Technology Rights. The Parties further acknowledge and agree that Cell Medica did not exercise the Antigen Option with respect to the Baylor Target Antigen CSPG4 and such option for CSPG4 has expired.

Article V	PAYMENTS; CLOSING

5.1License Execution Fee. As consideration for the rights conveyed by Baylor under this Agreement, Cell Medica has paid Baylor a non-refundable total license fee (the “License Execution Fee”) comprising: (a) [*] in cash in immediately available funds by wire transfer to Baylor’s Account; and (b) certain BCM Preference Shares.

5.2through 5.12 [Intentionally Omitted].

5.13Royalty on Net Sales. Cell Medica shall pay Baylor the following royalties on a Licensed Product by Licensed Product, country by country, Calendar Year by Calendar Year, basis as set forth herein, subject to the terms and conditions of this Agreement:

(a)For Net Sales by Cell Medica or its Affiliates or sublicensees:

(i)up to [*] of Net Sales if such Licensed Product is covered by a Valid Claim in the country in which it is sold. Notwithstanding the foregoing, Cell Medica shall have the right to credit against such royalty amount owed under this Section 5.13(a)(i) for a particular Licensed Product any and each amount of royalties owed to Third Parties in consideration for a license to (1) any invention claimed in any Patent Rights controlled by such Third Party that has been incorporated, with the approval of the JSC under the

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Co-Development Agreement, or with the approval of Baylor after the expiration or termination of the Co-Development Agreement, into any such Licensed Product; and (2) any other Patent Rights necessary for the manufacture, use or sale or other commercialization of such Licensed Product (clauses (1) and (2), collectively, the “Third Party IP”), to the extent actually paid by Cell Medica or such Affiliate or by any sublicensee for such Licensed Product; provided, however that the Royalties paid to Baylor for the Net Sales of such Licensed Product shall not be less than one and three quarters of a percent (1.75%) of such Net Sales. Such reduction of Royalties allowed hereunder shall apply on an annual basis with no carryover of Third Party royalty balance from one calendar year to the following calendar year; or

(ii)greater than [*] of Net Sales if such Licensed Product is covered by a Valid Claim in the country in which it is sold. Notwithstanding the foregoing, Cell Medica shall have the right to credit against such royalty amount owed under this Section 5.13(a)(ii)  for a particular Licensed Product any and each amount of royalties owed to Third Parties in consideration for a license to any and all Third Party IP to the extent actually paid by Cell Medica or such Affiliate or by any sublicensee for such Licensed Product; provided, however that the Royalties paid to Baylor for the Net Sales of such Licensed Product shall not be less than [*] of such Net Sales. Such reduction of Royalties allowed hereunder shall apply on an annual basis with no carryover of Third Party royalty balance from one calendar year to the following calendar year; or

(iii)a royalty of [*] of Net Sales if such Licensed Product is not covered by a Valid Claim in the country in which it is sold, without any credit for royalties or other payments paid by Cell Medica or such Affiliate or such sublicensee to a Third Party. Notwithstanding the foregoing, Cell Medica shall have the right to credit against such royalty amount owed under this Section 5.13(a)(iii) for a particular Licensed Product any and each amount of royalties owed to Third Parties in consideration for a license to any and all Third Party IP to the extent actually paid by Cell Medica or such Affiliate or such sublicensee for such Licensed Product; provided, however that the Royalties paid to Baylor for the Net Sales of such Licensed Product shall not be less than [*] of such Net Sales. Such reduction of Royalties allowed hereunder shall apply on an annual basis with no carryover of Third Party royalty balance from one calendar year to the following calendar year. For clarity, if a Licensed Product is not covered by a Valid Claim in the country in which it is sold (and no such patents included within the Patent Rights issue in such country), then (unless sooner terminated as otherwise provided in Article XI) the day immediately following the tenth (10th) anniversary of the first commercial sale of such Licensed Product on behalf of or otherwise by Cell Medica in such country, [*] shall be owed thereafter to Baylor under this Section 5.13(a)(iii) for such Licensed Product in such country.

(b)Collectively the royalty payments that are the subject of this Section 5.13 are termed “Royalties” for purposes of this Agreement and shall be due and payable as provided in Article VI and delivered to Baylor in accordance with Section 5.16.

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5.14Milestone Payments.

(a)Amounts Owed.

(i)Cell Medica shall also pay Baylor a one-time milestone payment on each Licensed Product which is a Distinct Product, within the period of time specified in Section 5.14(d) after the achievement of the corresponding milestone event achieved as set forth in the chart below in this Section 5.14(a)(i) (such chart, the “Milestone Chart” and each such milestone event set out in the Milestone Chart, a “Milestone Event”), the amount of such milestone payment is specified in accordance with the Milestone Chart for such Milestone Event achieved, as of the time of achievement of such Milestone Event in, as applicable, the country or the supra-national jurisdiction, if applicable, where, the IND, BLA or corresponding non-U.S. regulatory application, as applicable, has been allowed or approved for such Distinct Product as of the time of achievement of such Milestone Event (each such milestone payment, a “Milestone Payment”). Notwithstanding anything contained herein to the contrary, each Milestone Payment shall only (A) apply to the first Distinct Product to achieve (if any) each Milestone Event specified in the Milestone Chart, and (B) be payable once regardless of the number of Distinct Products to achieve such Milestone Event.

Milestone Event #	Milestone Event	Milestone Payment (for a Distinct Product)
1	Dosing of first patient in first Pivotal Clinical Trial of such a Distinct Product	$[*]
2	Approval by the FDA or EMA of the first Biological License Application (BLA) or Marketing Authorization Application (MAA) for such a Distinct Product (whichever occurs first, but not both)

$[*], but notwithstanding anything to the contrary herein, such Milestone Payment for the achievement of this Milestone Event 2 for such Distinct Product shall be paid within six (6) months after the First Commercial Sale (as defined below) of such Distinct Product to a Third Party: (A) in the U.S. (if this Milestone Event 2 was achieved by approval by the FDA), or (B) in France, Germany, the United Kingdom, Italy or Spain (if this Milestone Event 2 was achieved by approval by the EMA).

“First Commercial Sale” means, with respect to a

Distinct Product and country, the first sale to a Third Party of such Distinct Product in such country after marketing authorization and pricing approval has been obtained in such country.

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Milestone Event #	Milestone Event	Milestone Payment (for a Distinct Product)
3	Completion of the first Calendar Year in which Net Sales by Cell Medica, its Affiliates and sublicensees, of such a Distinct Product exceed ]	$[*]
4	Completion of the first Calendar Year in which Net Sales by Cell Medica, its Affiliates and sublicensees, of such a Distinct Product exceed [*]	$[*]
5	Completion of the first Calendar Year in which Net Sales by Cell Medica, its Affiliates and sublicensees of such a Distinct Product exceed [*]	$[*]
6	Completion of the first Calendar Year in which Net Sales by Cell Medica, its Affiliates and sublicensees, of such a Distinct Product exceed $[*]	$[*]

(ii)For the avoidance of doubt, once a Milestone Payment listed in the Milestone Chart above (for Milestone Events 1 through 6) has been paid on a given Distinct Product, should the same Milestone Event (e.g., a second Pivotal Trial for another indication) be achieved, no additional Milestone Payment would be owed), subject solely to Section 5.14(b) with respect to SPP Indications.

(b)Adjustments for Small Patient Populations:

(i)As used herein, an “SPP Indication” means an indication for which the patient population for both the U.S. and the E.U., collectively, is estimated (by FDA, EMA, World Health Organization, Centers for Disease Control, or other similarly reputable medical authority) at less than 5,000 patients. If the Parties disagree with respect to the size of such patient population and cannot resolve such issue within thirty (30) days of undertaking to do so, then they shall engage a mutually agreeable Third Party expert to

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substantiate the estimated patient population. The costs of such expert shall be shared equally by the Parties, and such expert’s decision shall be binding upon the Parties.

(ii)If a Distinct Product that is being developed pursuant to this Agreement achieves Milestone Event 1 (Dosing of first patient in first Pivotal Clinical Trial) where such Pivotal Clinical Trial is being conducted for an SPP Indication (an “SPP Pivotal Clinical Trial”), then the Milestone Payment payable under Section 5.14(a) above for the achievement of Milestone Event 1 (the “Original Milestone 1 Payment Amount”) shall be reduced by [*]%) (such reduced amount, the “SPP Pivotal Trial Milestone Amount”). In such event, (A) if one or more SPP Pivotal Clinical Trials are subsequently initiated pursuant to this Agreement for such Distinct Product for different SPP Indications, then Cell Medica shall again pay Baylor the SPP Pivotal Trial Milestone Amount upon the dosing of the first patient in the first SPP Pivotal Clinical Trial for such different SPP Indication for up to three (3) such subsequent SPP Pivotal Clinical Trials; and (B) if a Pivotal Clinical Trial is subsequently initiated pursuant to this Agreement for such Distinct Product for an indication other than an SPP Indication, then Cell Medica shall pay Baylor an amount equal to (1) the Original Milestone 1 Payment Amount minus (2) the total of all other payments made by Cell Medica for such Distinct Product pursuant to this Section 5.14(b)(ii) (such amount, the “Milestone 1 Differential Amount”). For clarity, for each Distinct Product: (X) the payments made under this Section 5.14(b)(ii) (if any) are in lieu of any other payment to be made to Baylor for the achievement of Milestone Event 1 for such Distinct Product, subject to Section 5.14(b)(iv); (Y) in no event shall the total payments owed by Cell Medica to Baylor under this Section 5.14(b)(ii) exceed the Original Milestone 1 Payment Amount for such Distinct Product; and (Z) if Cell Medica makes the Milestone Differential Payment to Baylor under Section 5.14(b)(iv)  below for such Distinct Product, then no further payments shall be due to Baylor under this Section 5.14(b)(ii) with respect to such Distinct Product.

(iii)If a Distinct Product that is being developed pursuant to this Agreement achieves Milestone Event 2 (Approval of a BLA or MAA), where such approval is for an SPP Indication, then the Milestone Payment payable under Section  5.14(a) for the achievement of Milestone Event 2 (the “Original Milestone 2 Payment  Amount”) shall be reduced by [*]%) (such reduced amount, the “SPP Approval Milestone Amount”). In such Milestone Event, (A) if such Distinct Product subsequently receives BLA or MAA approval for a different SPP Indication, then Cell Medica shall again pay Baylor the SPP Approval Milestone Amount upon the receipt of BLA approval from the FDA or MAA approval from the EMA (whichever occurs first, but not both) for such Distinct Product for such SPP Indication for each of up to three (3) subsequent SPP Indications; and (B) if such Distinct Product receives BLA approval from the FDA or MAA approval from the EMA (whichever occurs first, but not both) for an indication other than an SPP Indication, then Cell Medica shall pay Baylor an amount equal to (1) the Original Milestone 2 Payment Amount minus (2) the total of all other payments made by Cell Medica for such Distinct Product pursuant to this Section 5.14(b)(iii) (the “Milestone 2 Differential Amount”). For clarity, for each Distinct Product: (X) the payments made under this Section 5.14(b)(iii) are in lieu of any other payment to be made to Baylor for the achievement of Milestone Event 2 for such Distinct Product, subject to Section 5.14(b)(iv); (Y) in no Milestone Event shall the total payments owed by Cell Medica to Baylor under this Section  5.14(b)(iii) exceed the Original Milestone 2 Payment Amount for such Distinct Product; and (Z) if Cell Medica

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makes the Milestone Differential Payment to Baylor under Section 5.14(b)(iv) for such Distinct Product, then no further payments shall be due to Baylor under this Section 5.14(b)(iii) with respect to such Distinct Product.

(iv)If a Distinct Product that has received BLA or MAA approval for an SPP Indication achieves Milestone Event 3 (annual Net Sales in excess of $[*]), and Cell Medica has made payments to Baylor under either or both of Section 5.14(b)(ii) and Section 5.14(b)(iii) for such Distinct Product, then in addition to the Milestone Payment to be made upon such achievement pursuant to Section 5.14(a) above, Cell Medica shall make a “Milestone Differential Payment” for such Distinct Product equal to the sum of (A) the Milestone 1 Differential Amount for such Distinct Product (if any), plus (B) the Milestone 2 Differential Amount for such Distinct Product (if any). The Milestone Differential Payment shall be made contemporaneously with Milestone Payment for Milestone Event 3.

(v)For purposes of this Section 5.14, the United Kingdom shall be deemed to be a member state of the E.U., regardless of any subsequent exit or withdrawal from the E.U. by the United Kingdom.

(c)[Intentionally Omitted.]

(d)Limitations. For the avoidance of doubt, the maximum amount of Milestone Payments that could potentially be payable by Cell Medica to Baylor under Section 5.14(a) or 5.14(b) if all of the Milestone Events (i.e., all of Milestone Events 1 through 6 set out in the Milestone Chart) are achieved (if any) is [*].

(e)Notification. Cell Medica shall notify Baylor in writing within thirty (30) days following the achievement of each Milestone Event (except with respect to Milestone Event 2 which shall be a longer period of time as set out in the Milestone Chart), such notice to be accompanied by payment of the appropriate Milestone Payment, where achieved by Cell Medica, and within ninety (90) days where such Milestone Event is achieved by any sublicensees of Cell Medica (except with respect to Milestone Event 2 which shall be a longer period of time as set out in the Milestone Chart). Each Milestone Event is to be paid regardless of whether Cell Medica or Cell Medica’s Affiliate or Cell Medica’s or its Affiliate’s sublicensee is the party achieving such Milestone Event, as provided above.

5.15Sublicensing Revenue Payments. In the event Cell Medica (or an Affiliate Sublicensee) grants any sublicenses its license to one or more of the Licensed Products under the Core Platform Patent Rights under this Agreement, Cell Medica (itself or through its Affiliate) agrees to pay to Baylor the following percentages of Sublicensing Revenue received by Cell Medica during the Sublicensing Revenue Period (each such share, the “Revenue Share”):

(a)[*] of all Sublicensing Revenue received by Cell Medica or an Affiliate Sublicensee from a Third Party Sublicensee of any Licensed Product(s) if such sublicense agreement is executed on or before the eighteenth (18th) month period immediately following the Restatement Effective Date (the “Initial 18-month Period”), provided that

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Cell Medica may credit against such Revenue Share (but only up to the amount of such Revenue Share) solely (and not more than) the amount equal to the sum of (i) [*] for each separate Licensed Core Product, if any, sublicensed to such Third Party Sublicensee in such transaction, plus (ii) that portion of any payments of Cell Medica to Baylor under the Co-Development Agreement (including, for the avoidance of doubt, under any Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement) allocable to the research and development of such sublicensed Licensed Product, if made between the Restatement Effective Date and such Initial 18-month Period;

(b)[*] all Sublicensing Revenue received by Cell Medica or an Affiliate Sublicensee from a Third Party Sublicensee of a Licensed Product(s) if such sublicense agreement is executed after the Initial 18-month Period and but within the three (3) year period immediately following the Restatement Effective Date, provided that Cell Medica may credit against such Revenue Share (but only up to the amount of such Revenue Share) solely (and not more than) the amount equal to the sum of (i) [*] for each separate Licensed Core Product, if any, sublicensed to such Third Party Sublicensee in such transaction, plus (ii) that portion of any payments of Cell Medica to Baylor under the Co-Development Agreement (including, for the avoidance of doubt, under any Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement) allocable to the research and development of such sublicensed Licensed Product, if made between such period after the Initial 18-month Period but within the three (3) year period immediately following the Restatement Effective Date; and

(c)[*] all Sublicensing Revenue received by Cell Medica or an Affiliate Sublicensee from a Third Party Sublicensee of a Licensed Product(s) if such sublicense agreement is executed after the third (3rd) anniversary of Restatement Effective Date but within the five (5) year period immediately following the Restatement Effective Date, provided that Cell Medica may credit against such Revenue Share (but only up to the amount of such Revenue Share) solely (and not more than) the amount equal to the sum of (i) [*] for each separate Licensed Core Product, if any, sublicensed to such Third Party Sublicensee in such transaction, plus (ii) that portion of any payments of Cell Medica to Baylor under the Co-Development Agreement (including, for the avoidance of doubt, under any Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement) allocable to the research and development of such sublicensed Licensed Product, if made between such period after the third (3rd) anniversary of the Restatement Effective Date but within the five (5) year period immediately following the Restatement Effective Date;

(d)In the event that Cell Medica or an Affiliate Sublicensee receives Sublicensing Revenue in a non-cash form, Cell Medica shall disclose the fair market value of the non-cash Sublicensing Revenue to Baylor. Baylor will not be entitled to receive any payments before Cell Medica has converted the non-cash consideration into a cash equivalent form. Cell Medica shall exercise good-faith efforts to convert the non-cash Sublicensing Revenue to a cash equivalent form as soon as reasonably possible.

5.16Payment Addresses. Payments shall be made by wire transfer at Cell Medica’s cost using wiring instructions provided in Schedule D. All payments shall

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reference the corresponding BLG number(s) listed under Article I or under Schedule D as updated.

Baylor Tax ID #: [*]

Baylor College of Medicine

Licensing Group

[*]Telephone No.[*]

Facsimile No.[*]

E-Mail[*]

Payments shall be deemed received only upon confirmation that all funds have been received by the Licensing Group as referenced above, which such confirmation shall be due immediately. Cell Medica hereby accepts responsibility for ensuring that payment is addressed correctly.

Cell Medica Payment Contact. For questions about payments, Baylor can contact Cell Medica at the address below:

Title[*]

Name:[*]Address[*]Telephone No.[*]

E-Mail[*]Each Party may update the contact information by written notice.

5.17Payment Conditions. All payments due hereunder are payable in United States dollars. Cell Medica is responsible for, and shall not deduct from any payment or impose on Baylor any transfer, exchange, collection or other charges related to any payment, including any wire transfer fees, and other than as expressly provided herein. For sales of Licensed Products in currencies other than the United States Dollar, Cell Medica shall use an exchange rate based upon the weighted average rate over the relevant time period, as such rates are published in The Wall Street Journal  during the period that such payment is due.

5.18Late Payments. Late payments shall be subject to a charge of [*] per month, the interest being compounded annually, or [*] U.S. dollars ($[*]) per month, whichever is greater. Cell Medica shall calculate the correct late payment charge, and shall add it to each such late payment. Such late payment charge and the payment and acceptance thereof shall not negate or waive the right of Baylor to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment. Cell Medica shall indemnify Baylor for all attorneys’ fees and costs Baylor incurs in obtaining a full payment of that which is owed to Baylor.

5.19No Precedent. The Parties agree that the amount or rate of any fee, royalty, payment, or consideration under this Agreement is based on the particular circumstances of this transaction, shall not be deemed to be a precedent for any other transaction, whether between the Parties or of any Third Party, or in connection with any rights or remedies asserted by Baylor, and shall not be deemed to be an indication of what

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constitutes or may constitute, or be used in the determination of, a maximum reasonable royalty regarding any Patent Right or Licensed Technology.

5.20No Double Payment. To the extent any Distinct Product for which a given Milestone Payment or Royalties on the Net Sales of such Distinct Product hereunder is owed is both a Licensed Core Product and a Licensed Future Oncology Product and/or Licensed Future Non-Oncology Product, such Milestone Payment shall be owed only once, and a Royalty for any Net Sales of such Distinct Product shall be owed only once for the same Net Sales, provided that such Milestone Payment and such Royalty owed for such Distinct Product is at the highest rate for which such Distinct Product qualifies. For the avoidance of doubt, a separate Milestone Payment and separate Royalties shall be owed for a different Distinct Product even if such Distinct Product and one or more other Distinct Products utilize, or are covered by the same Technology Rights.

Article VI
REPORTING

6.1Annual Progress Report. No later than sixty (60) days after December 31 of each Calendar Year, for each Licensed Product following completion of its FIM Study, Cell Medica shall provide to Baylor a written annual progress report describing progress on all research and development and commercial activities with respect to such Licensed Product, during the most recent twelve (12) month period ending December 31 and plans for the forthcoming year (“Annual Progress Report”). If multiple Licensed Products are covered by the license granted under this Agreement, the progress report shall provide the information set forth above for each Licensed Product. At Baylor’s request, Cell Medica shall also provide and shall cause its Affiliates and sublicensees to provide any reasonable additional data Baylor requires to evaluate Cell Medica’s performance of its obligations hereunder.

6.2Notification of First Sale. For each Licensed Product, Cell Medica shall notify Baylor of the date on which Cell Medica, its Affiliates, and/or its sublicensees makes the first sale of such Licensed Product within thirty (30) days of occurrence. Thereafter, with respect to such Licensed Product, Cell Medica shall notify Baylor of the date of the first sale of such Licensed Product in each country in which it occurs within (a) thirty (30) days of occurrence where such first sale is made by Cell Medica or its Affiliates, or (b) thirty (30) days of Cell Medica’s being notified of such first sale, where such first sale is made by a sublicensee.

6.3Royalty Reports. Following the first commercial sale of a Licensed Product, Cell Medica shall submit to Baylor within sixty (60) days after March 31, June 30, September 30 and December 31, a written report with respect to such Licensed Product on a form provided by Baylor (a current version of which is attached as Schedule E) setting forth for such calendar quarter at least the following information, to the extent Cell Medica, its Affiliates, and/or sublicensees possesses or can obtain such information:

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(i)the number of units such Licensed Product sold by Cell Medica, its Affiliates, and sublicensees in each country;

(ii)total billings for such Licensed Product sold by Cell Medica, its Affiliates, and sublicensees in each country;

(iii)the gross amount of monies or cash equivalent or other consideration which is received for sales, leases, licenses or other modes of transfer of Licensed Products by Cell Medica, its Affiliates, and sublicensees;

(iv)the identity of that consideration which is received instead of money for sales, leases, licenses or other modes of transfer of Licensed Products by Cell Medica, its Affiliates, and sublicensees;

(v)deductions from the gross amount as expressly permitted herein to determine the Net Sales thereof;

(b)the Third Party royalty, milestone or other payments for which Cell Medica is seeking a credit under Section 5.13;

(c)the amount of Royalties due thereon, or, if no Royalties are due to Baylor for any reporting period, the statement that no Royalties are due;

(d)the amount of Sublicensing Revenue received by each of Cell Medica and any Affiliate Sublicensee from its sublicensee(s); and

(e)the amount of other payments due Baylor, including milestone payments.

The royalty report shall be certified as correct by an officer of Cell Medica. After termination or expiration of this Agreement, Cell Medica will continue to submit royalty reports and Royalty (and if the Sublicensing Revenue Period has not yet expired, Sublicensing Revenue) payments to Baylor until all Licensed Products made, used, marketed, leased or imported under this Agreement have been sold. In the event a Released Product is licensed to a Third Party, Baylor shall provide to Cell Medica a report on the sales of such product and royalties or other payments due thereon to Cell Medica, in nature and substance as set forth in this Section 6.3.

6.4Payment to Accompany Royalty Reports. Cell Medica shall pay to Baylor with each such royalty report the amount of Royalties and other payments due with respect to such calendar quarter. If multiple technologies are covered by the license granted hereunder, Cell Medica shall specify which Licensed Product and Patent Rights are utilized for each Licensed Product included in the royalty report by citing the applicable BLG number listed under Article I of this Agreement or under Schedule C as updated from time to time by Baylor.

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6.5Notification of Merger or Acquisition. In the event of any acquisition, merger, consolidation, change of corporate name, or Change of Control, Cell Medica shall notify Baylor in writing within ten (10) days of the COC Closing or closing of the event otherwise.

6.6Entity Status. If Cell Medica, its Affiliate, or a sublicensee does not qualify as a “small business entity” as provided by the United States Patent and Trademark Office, Cell Medica must notify Baylor immediately.

Article VII
RECORDS AND INSPECTION

7.1Accounting Records. Cell Medica shall maintain, and shall cause its sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Baylor in relation to this Agreement, which records shall contain sufficient information to permit Baylor to confirm the accuracy of any reports delivered to Baylor and compliance in other respects with this Agreement. The relevant party shall retain such records for at least three (3) years following the end of the Calendar Year to which they pertain.

7.2Audit by Baylor. During the Term and for a period of two (2) years thereafter, Baylor or its representatives shall have the right to inspect the books and records of Cell Medica in conjunction with the performance of Cell Medica’s obligations under the terms and conditions of this Agreement, such right to inspect exercisable, absent cause for more frequent inspection, no more than once each twelve (12) month period and upon reasonable notice. The scope of such audit and inspection activities may include the review of records supporting activities performed by Cell Medica in conjunction with its obligations under this Agreement, as well as processes and related process internal controls and support systems, the quality and accuracy of which are directly related to the performance of Cell Medica’s obligations under the terms and conditions of this Agreement. Cell Medica agrees to provide representatives of Baylor reasonable access to books, records, systems and processes, and shall cooperate fully with Baylor’s representatives in support of their inspection and audit activities during Cell Medica’s normal business hours.

7.3Payment Deficiency. If a payment deficiency is determined, Cell Medica its Affiliate Sublicensee(s), and its Third Party Sublicensee(s), as applicable, shall pay the outstanding amounts within thirty (30) days of receiving written notice thereof, plus interest on such outstanding amounts as described in Article V.

7.4Responsibility for Audit Costs. Baylor will pay for any audit done under Section 7.2. However, in the event that the audit reveals an underpayment of Royalties or fees by more than five percent (5%) for the period being audited, the cost of the audit shall be paid by Cell Medica. If the underpayment is less than five percent (5%) but more than two percent (2%) for the period being audited, Cell Medica and Baylor shall each pay fifty percent (50%) of the cost of the audit. Cell Medica shall reimburse Baylor for all attorneys’ fees and costs Baylor incurs in obtaining access to conduct the audit and

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collecting, when applicable, for the cost of the audit and any underpaid amounts and interest.

Article VIII
SUBLICENSES

8.1Cell Medica Sublicensees.

(a)All sublicenses granted by Cell Medica (or any Affiliate Sublicensee) of its rights hereunder shall be subject to the terms of this Agreement. Cell Medica shall be responsible for its sublicensees’ compliance with this Agreement and shall not grant any rights which are inconsistent with the rights granted to and obligations of Cell Medica hereunder. Any act or omission of a sublicensee of Cell Medica which would be a breach of this Agreement if performed by Cell Medica shall be deemed to be a breach by Cell Medica of this Agreement (a “Sublicensee Breach”), but notwithstanding anything to the contrary contained in this Agreement, a Sublicensee Breach shall not trigger any right for Baylor to terminate this Agreement (in part or whole) or any other termination right under this Agreement. In the event of any uncured Sublicensee Breach, Cell Medica shall notify Baylor (promptly after it has actual knowledge) of such Sublicensee Breach and shall act in good faith and in its reasonable business judgment to enforce its rights under its agreement with such sublicensee with respect to such Sublicensee Breach. If (i) such Sublicensee Breach remains uncured after any applicable notice and cure period in Cell Medica’s sublicense agreement with a sublicensee and (ii) such Sublicensee Breach causes or is reasonably likely to cause material harm to Baylor or its reputation, Cell Medica shall terminate such sublicense agreement.

(b)In connection with the 2020 Transaction, Baylor hereby consents to a sublicense of the rights granted under Section 2.1 relating to Licensed Core Technology, Licensed Core Products, and Baylor Target Antigens from Cell Medica to an Affiliate Sublicensee as of the Restatement Effective Date or within a reasonable period of time thereafter (but in no event more than three (3) months after the Restatement Effective Date). Any additional sublicenses from Cell Medical to an Affiliate Sublicensee shall be subject to Baylor’s prior consent, which will not be unreasonably withheld, delayed or conditioned.

8.2Baylor Audit Right. Each sublicense agreement granted by Cell Medica (and/or its Affiliate Sublicensee) shall include an audit right by Baylor of the same scope as provided in this Article VIII hereof with respect to Cell Medica and provide that Baylor is an intended Third Party beneficiary regarding such audit right. Each sublicense agreement shall expressly state that it and the sublicenses granted thereunder terminate automatically upon the expiration (but not the early termination) of, and no sublicense agreement shall contain any provision which would cause it to extend beyond the Term of this Agreement as defined below (except with respect to those terms and conditions which are specifically identified as surviving the termination or expiration of the Agreement). Cell Medica shall give Baylor prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply

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Baylor with a copy of each such sublicense agreement (redacted solely to the extent necessary to withhold confidential information of such sublicensee).

8.3Service Provider Sublicensees. For clarity, agreements in which Cell Medica, its Affiliates or its sublicensees granted limited sublicenses to service providers (including, without limitation, CROs, contract manufacturers and clinical sites) solely for the purpose of providing services to Cell Medica, Affiliates or its sublicensees in furtherance of the purposes of this Agreement, and which do not grant the service provider any right to use any Technology Right licensed by Baylor hereunder for any other purpose, shall not be subject to Section 8.2, but shall be subject to Sections 8.1 and 8.4. Cell Medica shall use reasonable efforts to maintain an accurate list of all such sublicensees described in this Section 8.3, and shall provide such list to Baylor at least annually.

8.4Enforcement. Cell Medica shall enforce or assist Baylor with enforcing any of the provisions mentioned above in this Article VIII against a sublicensee.

Article IX
PATENTS AND INFRINGEMENT

9.1Patent Prosecution Responsibility.

(a)Core Platform Patent Rights; Baylor Target Patent Rights; Other Licensed Technology Patent Rights. Cell Medica shall have the right to file, prosecute, and maintain, shall be responsible for filing, prosecuting and maintaining, and shall file, prosecute, and maintain all patent applications and patents included in the Core Platform Patent Rights and, (i) if Cell Medica exercises its option under Section 3.1 with respect to a Future Oncology Invention, the Future Oncology Patent Rights covering such Future Oncology Invention, (ii) if Cell Medica exercises its option under Section 3.2 with respect to a Future Non-Oncology Invention, the Future Non-Oncology Patent Rights covering such Future Non-Oncology Invention, and (iii) if Cell Medica exercises its option pursuant to Section 4.1 with respect to a Baylor Target Antigen, the Baylor Target Patent Rights disclosing or covering such Baylor Target Antigen, and Cell Medica agrees to pay all Legal Costs associated therewith, except as set forth below in Section 9.2. Cell Medica shall select all outside counsel for prosecution of such Patent Rights, which such counsel shall be reasonably acceptable to Baylor. Such patent counsel shall invoice Cell Medica directly for all such Legal Costs.

(b)Future Patent Rights. Baylor shall have the right of, and be responsible for filing, prosecuting and maintaining all patent applications and patents included in the Future Oncology Patent Rights and Future Non-Oncology Patent Rights and Cell Medica agrees to pay and shall pay all Legal Costs associated therewith, except as set forth below in this Section 9.1(b). Baylor shall select all outside counsel for prosecution of such Patent Rights, which counsel shall be reasonably acceptable to Cell Medica. Such patent counsel shall invoice Cell Medica directly for all such Legal Costs, provided that Cell Medica’s responsibility for such Legal Costs shall be reduced on a pro-

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rata basis should Baylor license such Patent Rights for fields of use not licensed to Cell Medica to one or more Third Parties, to the extent permitted hereunder. Upon exercise by Cell Medica of its option under Section 3.1 or 3.2 with respect to a Future Oncology Invention or Future Non-Oncology Invention, Baylor’s rights under this Section 9.1(b) shall cease with respect to such Future Oncology Invention or Future Non-Oncology Invention, and the continued prosecution and maintenance of any Patent Rights claiming such product or invention, shall be Cell Medica’s right, pursuant to Section 9.1(a), provided that for any Patent Rights covering more subject matter than the optioned Future Oncology Invention or Future Non-Oncology Invention, Baylor shall be given sufficient time to arrange for a separate filing for such non-optioned subject matter, provided that the prosecution of such separate filing shall be conducted in a manner that will not adversely affect the validity, scope or enforceability of the patent filings for the optioned subject matter.

(c)Prosecution Diligence. With regard to any patent application or patent that Cell Medica shall or may file, prosecute, or maintain under this Section  9.1, Cell Medica

(i)shall file, prosecute, or maintain such patent application or patent diligently and in good faith,

(ii)shall not unreasonably or in bad faith delay the filing of such patent application,

(iii)shall not fail to meet any deadlines or payment obligations required for the continued prosecution of such patent application, and

(iv)shall in good faith and using its diligent efforts file, prosecute, and maintain at least one Valid Claim in at least one patent application or patent covering each Distinct Product.

Any delay or failure to file or prosecute any patent application or to maintain any patent to avoid the coming into existence of a Valid Claim for purposes of avoiding the payment of a Milestone Payment or Royalty shall be deemed to be unreasonable and in bad faith.

9.2Notification of Intent Not to Pursue. In the event that Cell Medica decides not to pay for the Legal Costs associated with either: (i) the prosecution to issuance of the Core Platform Patent Rights, Baylor Target Patent Rights, Future Oncology Patent Rights and/or Future Non-Oncology Patent Rights or (ii) the maintenance of any United States or foreign application or issued patent within such Patent Rights, Cell Medica shall timely notify Baylor in writing thereof. Cell Medica’s right under this Agreement to practice the invention under such Patent Right under Article II and/or Article IV and to prosecute such Patent Right under Section 9.1 shall immediately terminate upon the giving of such notice. If Cell Medica fails to notify Baylor in sufficient time for Baylor to assume said costs prior to the abandonment or expiration of any such Patent Rights by Cell Medica in a country, Cell Medica shall be considered in material breach of this Agreement with respect to the Licensed Products affected by such Patent Rights in such country.

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9.3Notification of Patent Prosecution Action. Each Party agrees to keep the other Party fully informed of all prosecutions and other actions for which it is responsible pursuant to this Article IX, including submitting to such other Party copies of all official actions and responses thereto, and agrees to take into consideration, in good faith, all reasonable comments of such other Party with respect thereto. The Party responsible for prosecution of any Patent Rights under this Article IX shall use all reasonable efforts to amend any patent application to include claims reasonably requested by such other to protect the products to be sold and technologies to be used under this Agreement and to file and prosecute patents in foreign countries indicated by and paid for by Cell Medica.

9.4Cooperation. Baylor agrees to reasonably cooperate with Cell Medica to whatever extent is reasonably necessary and in compliance with applicable law to provide Cell Medica the full benefit of the license granted herein.

9.5Infringement Action Procedures. During the Term of this Agreement as defined below, each Party shall promptly inform the other of any suspected infringement of any claims in the Core Platform Patent Rights, Baylor Target Patent Rights (to the extent included in Cell Medica’s licenses hereunder), Future Oncology Patent Rights, or Future Non-Oncology Patent Rights (the “Implicated Patent Rights”) or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Licensed Technology and/or the Implicated Patent Rights by a Third Party, and with respect to such activities as are suspected. Any action or proceeding against such Third Party shall be instituted as following:

(a)Baylor and Cell Medica shall discuss in good faith whether to jointly institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such Third Party. Such joint action shall be brought in the names of both Baylor and Cell Medica. If Baylor or Cell Medica decides to jointly prosecute an action or proceeding after it has been instituted by the other Party, the action shall be continued in the name or names they both agree is expedient for efficient prosecution of such action. Cell Medica and Baylor shall agree to the manner in which they shall exercise control over any joint action or proceeding against such Third Party. If the Parties cannot agree after a period of 10 days, then Cell Medica may proceed under Section 9.5(b) below against such Third Party (but not any other Third Party). In such joint action or proceeding, the out-of-pocket costs and any recovery or settlement shall be shared equally.

(b)If the Parties do not agree to participate in a joint action or proceeding as contemplated under Section 9.5(a) against a Third Party, then Cell Medica shall have the first right, but not the obligation, solely to institute such an action for infringement of the Implicated Patent Rights, or misuse, misappropriation, theft or breach of confidence of the proprietary rights against such Third Party. If Cell Medica fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then Baylor shall have the right, but not the obligation, solely to prosecute the same at its own expense; and the other Party will reasonably cooperate with such Party prosecuting such action in prosecuting such action. Baylor’s cooperation in an action brought by Cell Medica under this Section 9.5(b) in

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accordance with Section  9.4 shall be at Cell Medica’s sole expense. Should either Baylor or Cell Medica commence action under the provisions of this Section 9.5 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of Licensed Technology and/or any Implicated Patent Rights by a Party under Section 9.5(a) and this Section 9.5(b) shall be apportioned as follows: (i) the Party bringing the action or proceeding (the “Prosecuting Party”) shall first recover an amount equal to the costs and expenses incurred by such Prosecuting Party directly related to the prosecution of such action or proceeding, including any amounts actually paid by the Prosecuting Party to the other Party (the “Non-Prosecuting Party”) to the extent such amount reimburses the Non-Prosecuting Party for its costs and expenses incurred in the prosecution of such action or proceeding; (ii) the Non-Prosecuting Party in such action or proceeding shall then recover costs and expenses incurred by the Non-Prosecuting Party, if any, directly related to its cooperation in the prosecution of such action or proceeding and not otherwise previously reimbursed by the Prosecuting Party to the Non-Prosecuting Party and deducted under clause (i); and (the remainder, if any, shall be shared as follows: (x) seventy-five percent (75%) the Prosecuting Party, and twenty-five percent (25%) the Non-Prosecuting Party.

(c)Neither Baylor nor Cell Medica will notify a possible infringer of infringement or put such infringer on notice of the existence of any Implicated Patent Rights without first obtaining consent of the other, not to be unreasonably withheld or delayed.

9.6Consent to Settle. Neither Baylor nor Cell Medica shall settle any action covered by Section 9.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld or delayed.

9.7Liability for Losses. Baylor shall not be liable for any losses incurred as the result of an action for infringement brought against Cell Medica as the result of Cell Medica’s exercise of any right granted under this Agreement.

9.8Patent Term Extension. Cell Medica shall apply for an extension of the term of any patent included within the Implicated Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of such law. Cell Medica shall prepare all documents, and Baylor agrees to execute the documents and to take additional action as Cell Medica reasonably requests in connection therewith.

Article X
TERM

Unless sooner terminated as otherwise provided in Article XI: (a) the licenses to Patent Rights and other licensed Technology Rights granted herein under the respective grants in Article II shall expire on a country-by-country basis, on the later of (i) the date of

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expiration of the last of such Patent Rights issued in such country licensed to Cell Medica under this Agreement to expire or (ii) in the event that no patents included within the Patent Rights issue in such country, the day immediately following the tenth (10th) anniversary of the first commercial sale of Licensed Products by Cell Medica in such country; and (b) after such expiration, but not any early termination by Baylor pursuant to Article XI of this Agreement, Cell Medica shall have a perpetual, irrevocable, paid-in-full (i.e., royalty free) licenses in such country under the licenses granted by Baylor to Cell Medica hereunder, including as set out in Sections 2.1, 2.2 and 2.3.

Article XI
AGREEMENT TERMINATION

11.1Termination by Baylor for Default.

(a)On Product by Product Basis

(i)This Agreement shall immediately terminate solely with respect to a Distinct Product upon the written notification by Cell Medica that it is discontinuing funding to support Baylor’s Exclusive Academic Partner Early R&D Participation Rights with respect to said Distinct Product.

(ii)Baylor may terminate this Agreement solely with respect to a Distinct Product in the event of a material default or material failure by Cell Medica to perform any of the terms, covenants or provisions of this Agreement, including failure to make timely payment, and including a breach of its obligations under Section  2.6(a) regarding Baylor’s Exclusive Academic Partner Early R&D Participation Rights (and provided such failure to comply was not due to the fault of Baylor or its employees or agents), with respect to such Distinct Product (a “Product-Related Breach”), unless Cell Medica, within sixty (60) days after delivery of written notice of termination by Baylor identifying such Product-Related Breach, cures such alleged Product-Related Breach.

(iii)Notwithstanding Section 11.1(a)(i), if:

(1)(A) the same type of Product-Related Breach has occurred three (3) times or more with regard to such Distinct Product during the immediately preceding twelve (12) months and (B) Baylor has duly notified Cell Medica in writing of each such Product-Related Breach,

(2)but (A) Baylor has not given written notice of termination therefor or (B) termination of this Agreement with respect to such Product-Related Breach has been avoided by cure thereof, and

(3)Baylor can demonstrate that the pattern of such Product-Related Breaches (as cured by Cell Medica) is causing Baylor material and on-going harm,

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then Cell Medica shall not have any further right to cure any further Product-Related Breaches.

(iv)Termination of this Agreement with respect to such Distinct Product shall be effective

(1)at the end of such sixty (60)-day period if Cell Medica has the right to cure such Product-Related Breach and such Product-Related Breach is not cured within such sixty (60)-day period, provided that if Cell Medica initiates the dispute resolution proceedings under Article XIV during such sixty (60)-day period, then the termination by Baylor shall not be effective unless and until (A) a final determination is made under Article XIV that Cell Medica so committed such Product-Related Breach, and thereafter (B) Cell Medica then fails to cure such Product-Related Breach within sixty (60) days after such final determination, or

(2)upon written notice by Baylor if Cell Medica has no right to cure pursuant to Section 11.1(a)(ii), provided that if Cell Medica initiates the dispute resolution proceedings under Article XIV within thirty (30) days of receipt of such written notice by Baylor, then the termination by Baylor shall not be effective unless and until a final determination is made under Article XIV whether the requirements of Section 11.(a)(ii) have been met.

(b)Entire Agreement. This Agreement shall immediately terminate in its entirety upon the written notification by Cell Medica that it is discontinuing all funding to support Baylor’s Exclusive Academic Partner Early R&D Participation Rights. Baylor may terminate this Agreement in its entirety in the event that, at any time during the period from the Effective Date until the end of the sixth anniversary of the Effective Date: Cell Medica fails to pay at least ninety percent (90%) of all of the amounts due to Baylor; or (ii) Cell Medica fails to comply with its obligations under Section 2.6 regarding Baylor’s Exclusive Academic Partner Early R&D Participation Rights (provided such failure to comply was not caused by the fault of Baylor or its employees or agents to comply with Baylor’s obligations under this Agreement or the Co-Development Agreement or any Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement) with respect to eighty percent (80%) of the Licensed Core Products or Future Products as to which Early R&D Activities applied (each, an “Essential Breach”), unless Cell Medica, within sixty (60) days after Baylor giving written notice of termination identifying such Essential Breach, cures such alleged Essential Breach (an “Essential Breach Cure”). The termination of this Agreement in its entirety shall be effective at the end of such sixty (60)-day period if such Essential Breach is not cured within such sixty (60)-day period; provided that if Cell Medica initiates the dispute resolution proceedings under Article XIV during such sixty (60)-day period, then the termination by Baylor shall not be effective unless and until a final determination is made under Article XIV that Cell Medica so committed such Essential Breach and Cell Medica fails to cure such Essential Breach within sixty (60) days after such decision.

(c)For the avoidance of doubt, Cell Medica shall remain liable for any and all amounts due under this Agreement until such amounts are paid and this obligation

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shall survive termination date of this Agreement. The failure of Baylor to exercise such right of termination, for non-payment of Royalties, fees or otherwise, shall not be deemed to be a waiver of any right Baylor might have, nor shall such failure preclude Baylor from exercising or enforcing said right upon any subsequent failure by Cell Medica.

11.2Termination by Baylor for Cell Medica Insolvency. Baylor shall have the right, at its option, to cancel and terminate this Agreement in the event that Cell Medica shall (i) become the defendant in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for Cell Medica and Cell Medica shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

11.3[Intentionally Omitted].

11.4Termination by Cell Medica. Cell Medica shall have the right in its sole discretion to terminate this Agreement, on a Distinct Product by Distinct Product and/or country by country basis, upon sixty (60) days’ written notice to Baylor (it being understood that a termination of its license to an individual Distinct Product shall not be a termination in its entirety to the applicable Licensed Technology employed or utilized in connection therewith except to extent that no other Distinct Product also employs or utilizes such Licensed Technology). For the avoidance of doubt, if Cell Medica terminates its rights to all Distinct Products in all countries in the Territory, this Agreement shall terminate in its entirety, subject to the survival provisions of Section  11.8.

11.5Effects of Agreement Termination.

(a)Termination of a Distinct Product or Country. In the event of early termination of this Agreement (i) by Baylor with respect to a Distinct Product pursuant to Section 11.1(a) or in its entirety pursuant to Section 11.1(b), 11.2 or 11.3, or (ii) by Cell Medica pursuant to Section 11.4 with respect to a Distinct Product or country or in its entirety, the following shall apply:

(i)where such termination is as to this Agreement in its entirety, all options and all licenses granted hereunder shall end and terminate, and all rights to the Licensed Products and related Technology Rights licensed to Cell Medica shall revert to Baylor, and, as provided for in the Co-Development Agreement, the Co-Development Agreement shall also terminate; and

(ii)where such termination is only with respect to a Distinct Product or country, all licenses and options to license granted hereunder with respect to such terminated Distinct Product or country shall end and terminate, and all Technology Rights either licensed to Cell Medica as of such time, or, with respect to a terminated Distinct Product, to which Cell Medica has an option to license as of such time, covering or included in such terminated Distinct Product (and only such Distinct Products) shall revert or be retained, as the case may be, to Baylor with respect to such country(ies) (the

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Technology Rights described in this subsection (ii) together with the Technology Rights described in Section 11.5(a)(i), “Terminated Technology Rights”.

(b)Effect of Termination. At the effective date of any such termination of this Agreement with respect to a Distinct Product (or if this Agreement is terminated in its entirety, then with respect to all Distinct Products), Cell Medica shall immediately cease using any such terminated Distinct Product(s) and Terminated Technology Rights and Cell Medica shall immediately destroy the terminated Distinct Product(s) (except where otherwise required by any Regulatory Authority), and send to Baylor a written affirmation of such destruction signed by an officer of Cell Medica; provided, however, that Cell Medica, its Affiliates or its sublicensees may sell any units of such terminated products actually in the possession of Cell Medica (or its Affiliates, sublicensees or contract manufacturers) on the date of termination, provided that Cell Medica continues to submit royalty reports to Baylor and pays to Baylor the Royalties on all such sales in accordance with Section 5.13 with respect thereto and otherwise complying with the terms of this Agreement.

(c)For clarity, if Cell Medica terminates, or otherwise discontinues its license rights, or if Baylor terminates such rights or the option to obtain a license to any Distinct Product or Baylor Target Antigen, Cell Medica shall lose its rights with respect to any Valid Claim covering such Distinct Product or Baylor Target Antigen or, in each case, its manufacture, but only solely as such Valid Claim covers such terminated product, and not as to other Licensed Core Product or Future Oncology Product or Future Non-Oncology Product which are not being terminated.

11.6Effect of Termination on Sublicensees. Notwithstanding Sections 11.1  through 11.5, upon expiration or termination of this Agreement for any reason in its entirety or with respect to a Distinct Product,

(a)Cell Medica shall promptly send notice of such termination to each of its sublicensees; and

(b)each sublicense then-granted by Cell Medica to a sublicensee shall remain in effect as a direct license from Baylor to the sublicensee (each a “New License Agreement”), for the scope of the license granted to such sublicensee, either, as elected by Baylor, at its sole discretion:

(i)on the same terms as the relevant sublicense agreement (as and to the extent they relate to the sublicense of rights licensed to Cell Medica hereunder); or

(ii)the terms of this Agreement;

in each case, provided (x) that the sublicensee is not at the time of such termination (aa) in breach of its sublicense agreement and (bb) culpable for any breach by Cell Medica under Section 11.1 through 11.4, and (y) that the financial terms of each New License Agreement shall be identical to the corresponding financial terms of the relevant sublicense agreement or this Agreement. In the event of termination of this Agreement

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and if Baylor grants a direct license to any sublicensee pursuant to the preceding sentence, Baylor will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. Baylor and the sublicensee will modify each such New License Agreement to include all of the rights of Baylor that are contained in the sublicense agreement or this Agreement, as elected by Baylor, at its sole discretion. Notwithstanding the foregoing, each sublicensee’s right to a New License Agreement shall only be available to the extent (i) Cell Medica has provided Baylor with a copy of the sublicense agreement granting the sublicense to such Sublicensee as required under Article VIII and with all terms relating to the rights and obligations under this Agreement left unredacted, (ii) such sublicensee notifies Baylor within ninety (90) days after the termination of this Agreement that it wishes to enter into a New License Agreement, (iii) the obligations and/or duties of Baylor under the New License Agreement will not be greater than the obligations and/or duties of Baylor under this Agreement and (v) there is no outstanding or ongoing material breach of such sublicense by such sublicensee which remains uncured.

11.7No Refund. Baylor is under no obligation to refund any payments made by Cell Medica to Baylor prior to the effective date of such termination or expiration, including, without limitation, in the event this Agreement is terminated pursuant to this Article XI or expires as provided for in Article X.

11.8Survival of Termination. No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 11.5, 11.6, 11.7, 11.8, 16.1, 16.2, 16.3, and 16.4, and Articles VII (as stated therein), XIV, XV, XVII and XVIII shall survive termination of this Agreement, and any other provisions of this Agreement that by their nature are necessary to survive the expiration or other termination of this Agreement shall survive the expiration or other termination of this Agreement. Subject to the immediately preceding sentence, any provision in this Agreement related to (a) any royalty that is owed and due under this Agreement as of the effective date of termination or thereafter pursuant to Section  11.5(b), or (b) any Milestone Payment that is owed and due under this Agreement as of the effective date of termination shall survive termination of this Agreement for as long as such royalty or Milestone Payment is unpaid.

Article XII
ASSIGNMENT

Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder (either in whole or in part) to any person without the prior written consent of the other Party, or delegate any of its rights or obligations hereunder. Notwithstanding the foregoing, however, Cell Medica may delegate any of its rights or obligations hereunder and may assign or otherwise transfer this Agreement and its rights and obligations hereunder, either in whole or in part, without Baylor’s consent: (a) in connection with any Change of Control, or the transfer or sale of all or substantially all of the assets, or the business of, Cell Medica to which this Agreement relates, or (b) to any

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Affiliate (and, for clarity, to a New Cell Medica Group Topco); so long as Cell Medica gives Baylor prompt notice of such action and the assignee or successor entity or Affiliate, as the case may be, acknowledges its consent and agreement to the terms of this Agreement and the License and Option Agreement (and, if and as applicable all SIRAs and SICRAs in effect at such time) in writing before such assignment; and so long as such action is not entered into solely to satisfy creditors of Cell Medica. This Agreement shall be binding upon and shall inure to the benefit of the Parties and each of their respective successors, legal representatives and assignees. Any attempted assignment or other transfer of this Agreement not effected in accordance with this Article XII shall be null and void.

Article XIII
GOVERNMENTAL COMPLIANCE

13.1Compliance with Applicable Laws. Cell Medica shall at all times during the Term of this Agreement and for so long as it shall use the Licensed Technology and/or Patent Rights, or sell Licensed Products, comply and cause its sublicensees to comply with all laws that may control or apply to the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Licensed Technology, Patent Rights, Licensed Products or any other activity undertaken pursuant to this Agreement.

13.2Requirement for U.S. Manufacture. Cell Medica agrees that, to the extent required under 37 CFR 401 and as applicable to a particular Licensed Product depending on the funding for the Core Subject Technology incorporated therein prior to the Effective Date, such Licensed Product leased or sold in the United States shall be manufactured substantially in the United States, and Baylor agrees to, upon request of Cell Medica, assist Cell Medica in requesting a waiver of any such obligation from the U.S. government where such manufacture is not reasonably feasible.

13.3Export Control Regulations. The Licensed Product, Licensed Technology and Patent Rights are subject to, and Cell Medica agrees to comply in all respects with, U.S. law including but not limited to U.S. export controls under the Export Administration Regulations (15 C.F.R. Part 734 et seq.) and U.S. economic sanctions and embargoes codified in 31 C.F.R. Chapter V. Cell Medica agrees that Cell Medica bears sole responsibility for understanding and complying with current U.S. trade controls laws and regulations as applicable to its activities subject to this Agreement. Without limitation on the general agreement to comply set forth in the first sentence of this Section 13.3, Cell Medica agrees not to sell any goods, services, or technologies subject to this Agreement, or to release or disclose or re-export the same: (i) to any destination prohibited by U.S. law, including any destination subject to U.S. economic embargo; (ii) to any end-user prohibited by U.S. law, including any person or entity listed on the U.S. government's Specially Designated Nationals list, Denied Parties List, Debarred Persons List, Unverified List, or Entities List; (iii) to any foreign national in the U.S. or abroad without prior license if required; or (iv) to any user, for any use, or to any destination without prior license if required. Furthermore, Cell Medica agrees that any transfer of Patent Rights from Baylor to Cell Medica under this Agreement is subject to U.S. export license authorization as may be required under U.S. law.

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Article XIV
DISPUTE RESOLUTION

14.1 Amicable Resolution. The Parties shall attempt to settle any controversy between them and arising under this Agreement amicably. To this end, a senior executive from each Party shall consult and negotiate in good faith to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. If the senior executives from each Party fail to meet, or if the matter remains unresolved, for a period of thirty (30) days from the date such controversy first was raised with the other party by notice delivered under Section  15.1, either Party shall have the right to seek to settle the controversy by binding arbitration pursuant to Section 14.2.

14.2Arbitration.

(a)Subject to Sections 14.3 and 14.4, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement, shall be finally settled by arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules in force at the time of the commencement of the arbitration, except as modified by the specific provisions of this Agreement. It is the specific intent of the Parties that this arbitration provision is intended to be the broadest form allowed by law. This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries and Affiliates.

(b)The Parties agree that a final judgment on the arbitration award shall be binding, final and non-appealable other than for grounds to vacate the final award, and may be entered by any court having jurisdiction thereof.

(c)A panel of three arbitrators shall be appointed to conduct the arbitration, with each Party having the right to select one arbitrator, both of whom will agree on a third arbitrator to act as the chair of the panel. All three of such arbitrators shall be neutrals, i.e., having no affiliation with either Party.

(d)Each arbitrator must be an active or retired lawyer, having practiced actively in the field of commercial law and/or the law relevant to the subject matter of the arbitration, in each case, for at least fifteen (15) years.

(e)The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including any resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act. The New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 shall govern any and all disputes that may be the subject of arbitration pursuant to this Agreement.

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(f)The arbitrator(s) shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for summary judgment, pursuant to such terms and procedures as the arbitrator(s) deems appropriate.

(g)The Parties and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential. Further, except as may be required by law, neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

(h)The seat of arbitration shall be New York, New York, USA.

(i)The arbitration shall be conducted in the English language. All submissions shall be made in English or with an English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. Each Party shall bear its own translation costs.

14.3Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the resolution of any dispute hereunder.

14.4Construction and Jurisdiction. This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of New York. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

Article XV
NOTICES

15.1Addresses for Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered personally to the recipient to the address set forth below, if sent to the recipient by reputable express courier service (charges prepaid), or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (ii) when sent to the recipient by electronic mail to the electronic mail address set forth below and the recipient has confirmed receipt of such electronic mail (and such confirmation of receipt can be confirmed by email). Such notices, demands and other communications shall be sent to the Parties at the addresses indicated below:

If to Baylor	If to Cell Medica

Baylor College of Medicine	Kuur Therapeutics Limited

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[*]	[*]

Attn: [*]	Attn: [*]
Chief Executive Officer
Tel. No: [*]
E-Mail:
[*]

With copy (which shall not constitute notice) to:	With copy (which shall not constitute notice) to:
[*]	[*]

Attn: [*]	Attn: [*]
E-Mail:	E-Mail:
[*]	[*]

15.2Use of Reference Number. Each such report, notice or other communication shall include BLG number(s) XX-XXX listed in Article I of this Agreement or the applicable BLG number as updated under Schedule C.

Article XVI
INDEMNITY, INSURANCE, AND WARRANTIES

16.1Indemnity.

(a)EACH PARTY SHALL NOTIFY THE OTHER OF ANY THIRD PARTY’S CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND TECHNOLOGY RIGHTS.

(b)CELL MEDICA AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BAYLOR AND ITS AFFILIATES AND THEIR RESPECTIVE FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, STUDENTS, OFFICERS, TRUSTEES AND AGENTS (OTHER THAN ANY SUBLICENSEE OR OTHER PARTY TO WHOM BAYLOR HAS CONVEYED ITS RESERVED RIGHTS UNDER SECTION 2.4 WHICH SUCH PARTIES SHALL NOT BE DEEMED AGENTS OF BAYLOR) AND EACH OF THEM (THE “BAYLOR INDEMNIFIED PARTIES”), FROM AND AGAINST, AND SHALL PAY BAYLOR THE MONETARY VALUE OF, ALL LIABILITIES AND LOSSES RELATED TO OR RESULTING FROM, DIRECTLY OR INDIRECTLY, ANY AND ALL THIRD PARTY CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE “BAYLOR CLAIMS”) FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE BAYLOR INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE BY OR ON BEHALF OF CELL MEDICA, ITS AFFILIATES AND ITS SUBLICENSEES OF LICENSED TECHNOLOGY, PATENT RIGHTS, AND LICENSED PRODUCTS OR ANY OTHER

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EMBODIMENT OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND PATENT RIGHTS EVEN THOUGH SUCH BAYLOR CLAIMS AND THE COSTS (INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE) RELATED THERETO RESULT IN WHOLE OR IN PART FROM THE NEGLIGENCE OF ANY OF THE BAYLOR INDEMNIFIED PARTIES OR ARE BASED UPON DOCTRINES OF STRICT LIABILITY OR PRODUCT LIABILITY; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY BAYLOR CLAIMS TO THE EXTENT SUCH CLAIMS (1) ARISE FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF, OR BREACH OF THIS AGREEMENT OR THE CO-DEVELOPMENT AGREEMENT BY, ANY BAYLOR INDEMNIFIED PARTY, OR (2) ARE SUBJECT TO BAYLOR’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 16.1(c) OF THIS AGREEMENT OR SECTION 9.5(c) OF THE CO-DEVELOPMENT AGREEMENT. CELL MEDICA WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH BAYLOR CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE BAYLOR INDEMNIFIED PARTIES PURSUANT TO THIS SECTION 16.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

(c)BAYLOR AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS CELL MEDICA AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS AND EACH OF THEM (THE “CELL MEDICA INDEMNIFIED PARTIES”), FROM AND AGAINST, AND SHALL PAY CELL MEDICA THE MONETARY VALUE OF, ALL LIABILITIES AND LOSSES RELATED TO OR RESULTING FROM, DIRECTLY OR INDIRECTLY, ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE “CELL MEDICA CLAIMS”) FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE CELL MEDICA INDEMNIFIED PARTIES BY OR ON BEHALF OF [*] ARISING OUT OF BAYLOR’S BREACH OF ITS REPRESENTATIONS AND WARRANTIES UNDER SECTION 16.8(a) OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY CELL MEDICA CLAIMS TO THE EXTENT ARISING FROM GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF, OR THE BREACH OF THIS AGREEMENT OR THE CO-DEVELOPMENT AGREEMENT BY ANY CELL MEDICA INDEMNIFIED PARTY. BAYLOR WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH CELL MEDICA CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE CELL MEDICA INDEMNIFIED PARTIES PURSUANT TO THIS SECTION 16.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

(d)THE PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION 16.1 SHALL NOTIFY THE INDEMNIFYING PARTY WITHOUT UNDUE DELAY IN WRITING OF ANY CLAIM FOR WHICH IT SEEKS INDEMNITY HEREUNDER AND COOPERATE REASONABLY WITH THE INDEMNIFYING PARTY AT THE INDEMNIFYING PARTY’S SOLE COST AND EXPENSE. THE INDEMNIFYING PARTY SHALL PROMPTLY, AFTER BEING SO NOTIFIED, ASSUME THE DEFENSE OF ANY SUCH CLAIM WITH COUNSEL OF ITS CHOICE THAT IS REASONABLY

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SATISFACTORY TO THE INDEMNIFIED PARTY. THE INDEMNIFYING PARTY SHALL NOT SETTLE ANY SUCH CLAIM WITHOUT THE INDEMNIFIED PARTY’S PRIOR WRITTEN CONSENT UNLESS THE ONLY OBLIGATION AND LIABILITY OF, AND THE ONLY ADVERSE IMPACT ON, THE INDEMNIFIED PARTIES IS A PAYMENT OBLIGATION INDEMNIFIED IN FULL BY THE INDEMNIFYING PARTY. SUBJECT TO THE INDEMNIFYING PARTY’S RIGHT TO CONTROL THE DEFENSE AND SETTLEMENT THEREOF, THE INDEMNIFIED PARTY MAY PARTICIPATE IN AND OBSERVE THE PROCEEDINGS AT ITS OWN COST AND EXPENSE WITH COUNSEL OF ITS OWN CHOOSING.

16.2Insurance.

(a)Cell Medica shall for so long as Cell Medica manufactures or uses any Licensed Technology, Patent Rights, or Licensed Product under this Agreement, Cell Medica shall maintain in full force and effect policies of (a) worker's compensation insurance within statutory limits, (b) employers' liability insurance with limits of not less than one million U.S. dollars ($1,000,000) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than one million U.S. dollars ($1,000,000) per occurrence with an annual aggregate of two million U.S. dollars ($2,000,000) and (d) upon initiation of any human clinical study of a Licensed Product, products liability insurance, with limits of not less than three million U.S. dollars ($3,000,000) per occurrence with an annual aggregate of five million U.S. dollars ($5,000,000) unless liability associated with such clinical study is otherwise assumed by the United States government or other governmental entity.

(b)Notwithstanding Section 16.2(a), following regulatory approval for a Licensed Product, Cell Medica shall for so long as Cell Medica commercially manufactures or sells any such Licensed Product(s), also maintain in full force and effect policies of (a) worker's compensation insurance within statutory limits, (b) employers' liability insurance with limits of not less than one million U.S. dollars ($1,000,000) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than twenty million U.S. dollars ($20,000,000) per occurrence with an annual aggregate of forty million U.S. dollars ($40,000,000) and (d) products liability insurance, with limits of not less than twenty million U.S. dollars ($20,000,000) per occurrence with an annual aggregate of forty million U.S. dollars ($40,000,000); provided that if annual sales of Licensed Products are less than one hundred million U.S. dollars ($100,000,000), the insurance limits set forth above may be reduced to 0.2x projected sales per instance during the coverage year with 2x that amount in aggregate (for purposes of example only, if sales of Licensed Products are projected to be fifty million U.S. dollars ($50,000,000), each of the general liability and products liability coverage requirements would be ten million U.S. dollars ($10,000,000) per instance and twenty million U.S. dollars ($20,000,000) in aggregate).

(c)Such coverage(s) shall be purchased from a carrier or carriers having an A. M. Best rating of at least A- (A minus) and shall name Baylor as an additional insured. Cell Medica shall provide to Baylor copies of certificates of insurance within thirty (30) days after the Effective Date. Upon request by Baylor, Cell Medica shall provide to

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Baylor copies of said policies of insurance. It is the intention of the Parties hereto that Cell Medica shall, throughout the Term of this Agreement, continuously and without interruption, maintain in force the required insurance coverages set forth in this Section 16.2. Failure of Cell Medica to comply with this requirement shall constitute an Essential Breach of Cell Medica allowing Baylor, at its option, to terminate this Agreement in accordance with Section 11.1(b).

(d)Baylor reserves the right to request additional policies of insurance where appropriate and reasonable in light of Cell Medica’s business operations and availability of coverage.

16.3DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 16.5, 16.8 and 16.9, BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, AND HEREBY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, RELATED TO THIS AGREEMENT AND ANY PERFORMANCE OR ACTIVITY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY OR WORKMANSHIP, REGARDING OR WITH RESPECT TO THE LICENSED TECHNOLOGY, PATENT RIGHTS OR LICENSED PRODUCTS AND BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, PATENT RIGHTS OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY, PATENT RIGHTS OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OF BAYLOR OTHER THAN THE PATENT RIGHTS, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS.

16.4EXCLUSION AND LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR ANYBODY CLAIMING THROUGH SUCH OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, OR LIQUIDATED DAMAGES OR LOSS, INCLUDING, WITHOUT LIMITATION, LOST BUSINESS OR LOST PROFITS, OF ANY KIND UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES THAT ARISE FROM ANY USE OF ANY LICENSED TECHNOLOGY OR FROM ANY LICENSED PRODUCT. IF BAYLOR IS LIABLE FOR ANY DIRECT DAMAGES OR LOSSES UNDER THIS AGREEMENT, OR FOR ANY DAMAGES OR LOSSES THAT CANNOT BE VALIDLY EXCLUDED UNDER THE FOREGOING PROVISION OF THIS SECTION 16.4, THE TOTAL AND AGGREGATE DAMAGES AND LOSSES FOR WHICH BAYLOR IS LIABLE UNDER THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO (A) THE SUM OF THE ROYALTIES AND OTHER LICENSE OR OPTION FEES PAID BY CELL MEDICA TO BAYLOR UNDER THIS AGREEMENT WITHIN TWELVE (12) MONTHS PRIOR TO ASSERTING SUCH CLAIM

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FOR SUCH DAMAGES AND LOSSES, OR (B) WITH RESPECT TO BAYLOR’S INDEMNIFICATION UNDER SECTION 16.1(c) THE SUM OF THE ROYALTIES AND OTHER LICENSE OR OPTION FEES PAID BY CELL MEDICA TO BAYLOR UNDER THIS AGREEMENT WITHIN TWENTY-FOUR (24) MONTHS PRIOR TO ASSERTING SUCH CLAIM FOR SUCH DAMAGES AND LOSSES.

16.5Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

(a)it has the full right, power and authority to enter into this Agreement, and to perform its obligations hereunder; and

(b)this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

16.6Covenants of Cell Medica. Cell Medica shall not, during the Term, hire, engage, contract, employ or otherwise seek to acquire or acquire any services of Dr. Metelitsa or any member of Dr. Metelitsa’s laboratory other than as provided under this Agreement, the Co-Development Agreement, and any Specific Industrial Research Agreement or Specific Industrial Clinical Research Agreement.

16.7Representations and Warranties of Cell Medica.

(a)Neither Party’s conduct of its activities pursuant to the Development Plan as it exists as of the Effective Date and in accordance with the terms of the Co-Development Agreement, to the knowledge of Cell Medica, will breach any written agreement between Cell Medica and any Third Party, nor give rise to a right by any such Third Party to enforce any Technology Right licensed to Cell Medica by such Third Party.

(b)Cell Medica is duly incorporated, in existence and registered under the laws of England and Wales.

(c)Cell Medica Inc. is duly incorporated, in existence and registered under the laws of Texas and is wholly owned by Cell Medica.

(d)Cell Medica GmbH is duly incorporated, in existence and registered under the laws of Germany and is wholly owned by Cell Medica.

(e)The issued share capital of Cell Medica immediately prior to the Initial Equity Closing will be 2,053,486 Ordinary Shares, 3,686,968 A Preference Shares, and 6,993,007 B Preference Shares. Such Shares constitute the entire issued share capital of Cell Medica and are fully paid up.

(f)Save for the allotment and issue of BCM Preference Shares or Relevant Securities pursuant to this Agreement or as contemplated by the Shareholders

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Agreement or the Articles of Association, no Group Company has agreed to issue or grant any other Relevant Securities following the Initial Equity Closing.

(g)No step has been taken to initiate any process by or under which:

(i)the ability of the creditors of any of the Group Companies to take any action to enforce their debts is suspended, restricted or prevented;

(ii)some or all of the creditors of the Group Companies accept, by agreement or under a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any Group Company;

(iii)a person is appointed to manage the affairs, business and assets of any Group Company on behalf of their respective creditors; or

(iv)the holder of a charge over any Group Company's assets is appointed to control the business and assets of any Group Company.

(h)In relation to each Group Company:

(i)no administrator has been appointed;

(ii)no documents have been filed with the court for the appointment of an administrator; and

(iii)no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the United Kingdom Insolvency Act 1986).

16.8Representations and Warranties of Baylor. Baylor represents and warrants to Cell Medica that as of the Effective Date:

(a)Baylor’s Office of General Counsel has no actual knowledge of (i) any written claim made against it asserting the invalidity, or unenforceability or non-infringement of any of the Core Platform Patent Rights or Baylor Target Patent Rights or (ii) any written claim made against it challenging Baylor’s ownership of the Core Platform Patent Rights or Baylor Target Patent Rights or making any adverse claim of ownership (whether sole or joint) thereof or license thereto;

(b)Baylor’s Office of General Counsel and the Baylor Licensing Group have no actual knowledge of any written agreement granting to any Third Party a license, an option to acquire a license, or a covenant not to sue under any of the Core Platform Patent Rights, Baylor Target Patent Rights or any Core Subject Technology to research, develop, make, use, offer for sale, sell, or otherwise commercialize a Licensed Product in any field, which license, option or covenant not to sue has not expired or been terminated prior to the Effective Date, and which license, option or covenant not to sue would conflict with any license right granted to Cell Medica under this Agreement, other than (i) to academic or non-profit entities, pursuant to federal or state laws related to

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government-sponsored research, (iii) the [*], and (iii) the SIRAs or SICRAs executed pursuant to the Co-Development Agreement;

(c)Baylor’s Office of General Counsel and the Baylor Licensing Group have no actual knowledge of any written agreement granting to any Third Party a license, an option to acquire a license, or a covenant not to sue under any of the Core Platform Patent Rights or any Core Subject Technology (but excluding the Baylor Target Patent Rights and the NKT CAR Subject Technology) which license, option or covenant not to sue has not expired or been terminated prior to the Effective Date, and which license, option or other right would conflict with the options granted hereunder to Future Products, Future Oncology Technology and Future Non-Oncology Technology, other than (i) to academic or non-profit entities, (ii) pursuant to federal or state laws related to government-sponsored research, and (iii) pursuant to the [*];

(d)Baylor’s Office of General Counsel has no actual knowledge of any written claim, legal action, or judgment or settlement of infringement of any patent rights of any Third Party made against Baylor or any of its Affiliates asserting such infringement by the manufacture of any current Licensed Core Product.

(e)Neither Party’s conduct of its activities pursuant to the Development Plan as it exists as of the Effective Date and in accordance with the terms of the Co-Development Agreement, to the knowledge of Baylor’s Office of General Counsel, will breach any written agreement between Baylor and any Third Party, nor give rise to a right by any such Third Party to enforce any Technology Right licensed to such Third Party by Baylor.

16.9Baylor Private Placement Representations and Warranties. Baylor represents and warrants to Cell Medica that as of the Effective Date and as of any date on which Cell Medica issues shares to Baylor pursuant to this Agreement; and Baylor further covenants to confirm by officer’s certificate on any future date on which Cell Medica issues shares to Baylor pursuant to this Agreement, if so requested by Cell Medica, the following:

(a)Baylor acknowledges that such shares are being issued for Baylor’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Baylor understands that none of such shares have been registered under the Securities Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, the availability of which depends upon, inter alia, the bona fide nature of Baylor’s intent and the accuracy of Baylor’s representations in this Agreement. Baylor further understands that such shares will bear the following legend and Baylor agrees that it will hold such shares subject thereto:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE NOT BEEN

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ACQUIRED WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER AND/OR THE SUBMISSION TO THE ISSUER OF SUCH OTHER EVIDENCE AS MAY, IN THE ISSUER’S SOLE DISCRETION, BE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

Baylor acknowledges that Cell Medica need not register a transfer of legended shares unless the conditions specified in the legend are satisfied.

(b)Baylor has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of the acquiring such shares; Baylor has independently evaluated the risks and merits of acquiring such shares and has independently determined that such shares are a suitable investment for it; Baylor has sufficient financial resources to bear the loss of its entire investment in such shares; and Baylor has had the opportunity to review this Agreement and the Exhibits and Schedules hereto and thereto and the transactions contemplated by this Agreement with its own legal counsel.

(c)Baylor believes, after due inquiry and investigation, that it has received all of the information that it considers necessary or appropriate for deciding whether to acquire such shares. Baylor further represents that it has had an opportunity to ask questions and receive answers from Cell Medica regarding the terms and conditions of the issuance of such shares by Cell Medica and the business, properties, prospects and financial condition of Cell Medica and to obtain additional information (to the extent Cell Medica possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Baylor.

(d)Baylor acknowledges that such shares may not be sold in the United States unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Baylor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(e)Baylor is an “accredited investor” as defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(f)Baylor’s address set forth in this Agreement is the office of Baylor’s principal place of business, upon which Cell Medica may rely for the purpose of complying with applicable state securities or “Blue Sky” laws. Baylor shall cooperate, to the extent commercially reasonable, with Cell Medica in any applicable state securities or “Blue Sky” filings.

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16.10Fourth Amendment Effective Date Representations and Warranties of Baylor.

(a)Baylor represents and warrants to Cell Medica that as of the effective date of the Fourth Amendment to this Agreement dated December 19, 2018 (the “Fourth Amendment”):

(b)Baylor has delivered to [*] a letter on or around January 29, 2018 terminating for cause the [*]in accordance with its terms (the "Termination Letter");

(c)since delivery of the Termination Letter, Baylor received from [*] an oral request to extend the cure period substantially beyond the cure period required under the [*] Agreement, which request Baylor declined in writing to [*] on April 8, 2018;

(d)To Baylor's knowledge, [*] has not refuted Baylor's bases for terminating the [*] Agreement and has made no attempt to cure;

(e)Upon termination of the [*] Agreement, Baylor resumed control of the patent and patent application assets that had been licensed to and controlled by [*] under the [*] Agreement ("Subject Patents");

(f)To Baylor's knowledge, [*] has not opposed Baylor resuming prosecution of the Subject Patents

(g)Baylor has received no further correspondence from [*] of any nature regarding the [*] Agreement.

Article XVII
CONFIDENTIALITY AND NON-DISCLOSURE

17.1Scope. Neither Party, as the Receiving Party, shall, directly or indirectly, divulge or reveal to any person or entity the Confidential Information of the other Party without the Disclosing Party’s prior written consent, or use such Confidential Information except as permitted under this Agreement or the Co-Development Agreement. Subject to Section 17.2, Cell Medica shall maintain the Licensed Technology and unpublished Patent Rights in strictest confidence and use the same only in accordance with this Agreement, the Co-Development Agreement or any other written agreements with Baylor. Employees, agents or subcontractors of the Receiving Party shall be given access to the Disclosing Party’s Confidential Information only on a reasonable “need to know” basis and after agreeing to be legally bound to protect the Confidential Information in a manner consistent with this Article  XVII. The public disclosure (with or without the permission of the Disclosing Party) of any one component of that which was identified as or constituted the Confidential Information of the Disclosing Party shall not prevent the other components from retaining their status as Confidential Information and the property of such Party. In addition, Baylor shall maintain all of its Confidential Information that is subject to Cell Medica’s licenses and options hereunder in the same manner as it is

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obligated to treat Cell Medica’s Confidential Information under this Article XVII, subject to Section 17.5.

17.2Exclusion. Such obligation of confidentiality shall not apply to information (including any Patent Rights or Licensed Technology) which the Receiving Party can demonstrate through competent evidence: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no breach of this Agreement or the Co-Development Agreement by the Receiving Party; (iii) was known to the Receiving Party prior to disclosure thereof by the Disclosing Party; (iv) was lawfully disclosed to the Receiving Party by a Third Party which was not under an obligation of confidence to the Disclosing Party with respect thereto; (v) was disclosed pursuant to Section 17.3; or (vi) was approved for public release by prior written permission of the Disclosing Party.

17.3Authorized Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party or the terms of this Agreement:

(a)To such Receiving Party’s Affiliates and, as applicable, sublicensees; provided that such Affiliates and/or sublicensees are bound by legally enforceable obligations to maintain the confidentiality of the Disclosing Party’s Confidential Information in a manner consistent with the confidentiality provisions of this Agreement;

(b)To employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and sublicensees, its legal counsel, and legal counsel representing any of the foregoing, including, without limitation, the individuals and entities listed in Exhibit B, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that each such individual and entity is bound by legally enforceable obligations to maintain the confidentiality of the Disclosing Party’s Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and further provided that each Party shall remain responsible for any failure by its Affiliates and sublicensees, and its Affiliates’ and sublicensees’ respective employees, directors, agents, consultants, advisors, and contractors, to treat such Confidential Information as required under this Article XVII (as if such Affiliates, licensees, sublicensees employees, directors, agents, consultants, advisors and contractors were Parties directly bound to the requirements of this Article XVII);

(c)To the extent such disclosure is reasonably necessary in the following situations:

(i)filing or prosecuting of Patent Rights as contemplated by this Agreement or conducting or defending litigation;

(ii)submitting regulatory filings and other filings with governmental authorities (including Regulatory Authorities);

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(iii)complying with Applicable Laws, including regulations promulgated by securities exchanges, it being expressly understood that Cell Medica shall have the right to disclose the existence and terms of this Agreement, the Co-Development Agreement and status of activities conducted hereunder and thereunder in connection with its IPO, as required by applicable Law and/or any securities exchange rules on which it lists its shares in such IPO, or in connection with subsequent public filings as required under Applicable Laws or such securities exchange rules;

(d)to a Party’s Affiliates, directors, employees, agents, independent contractors, licensors, attorneys, independent accountants or financial advisors on a need-to-know basis for the sole purpose of performance of this Agreement or the Co-Development Agreement or providing advice with respect to this Agreement or the Co-Development Agreement, provided that in each such case on the condition that such disclosee is bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement;

(e)to actual or bona fide potential investors, acquirors, sublicensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration (and any attorney, accountant or other advisor, of the Receiving Party or any of its Affiliates, advising on such matter); provided that in each such case on the condition that such persons are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement, save that such obligations may be for a term of no less than five (5) years following the disclosure of such Confidential Information to such persons; and further provided that in each such case where such Confidential Information is also entitled to attorney-client privilege, the attorney work product privilege, or any other similar privilege, protection, or immunity (“Privileged and Confidential Information”), the Receiving Party shall ensure that each such actual or bona fide potential investor, acquiror, sublicensee and other financial or commercial partner (or attorney, accountant or other advisor) has a common legal interest with the Disclosing Party and the Receiving Party at the time of disclosure and that such Privileged and Confidential Information is disclosed solely pursuant to a written common interest agreement sufficient to protect the privileged status of such Privileged and Confidential Information; and

(f)where such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article XVII, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

17.4Confidentiality of Agreement. Unless otherwise provided for in this Agreement, the Parties agree that this Agreement and the Co-Development Agreement

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and their terms are to be considered Confidential Information of each Party and shall be treated as such.

17.5Publication. Each Party will provide the other Party with a copy of any proposed publication or other disclosure, including by any Third Party that is a party to a SIRA or SICRA (each, as defined in the Co-Development Agreement), of:

(a)Core Subject Technology and/or Future Technology and/or

(b)relating to activities conducted pursuant to the Co-Development Agreement,

for review and comment at least sixty (60) days prior to submission for publication or other disclosure (the “Publication Review Period”). Each Party will cooperate with the other Party regarding the publication or other disclosure as finalized, including, without limitation and at the Disclosing Party’s election, deleting any of Disclosing Party’s Confidential Information specifically identified in writing by the Disclosing Party for deletion by the Receiving Party during the Publication Review Period, and/or delaying publication or other disclosure for up to thirty (30) additional days to facilitate filing a patent application if so requested by the Receiving Party.

Article XVIII
ADDITIONAL PROVISIONS

18.1Use of Names.

(a)Cell Medica agrees that it shall not use in any way the name of "Baylor College of Medicine" or any logotypes or symbols associated with Baylor or any marks confusingly similar thereto or the names of any of the scientists or other researchers at Baylor without the prior written consent of Baylor.

(b)Notwithstanding Section 18.1(a) above, Cell Medica shall have the right:

(i)as required by Applicable Laws, to refer to Baylor as its licensor and to this Agreement and its related agreements in a factual manner, it being expressly understood that Cell Medica shall have the right to so refer to Baylor as its licensor and to this Agreement in connection with its IPO, as required by Applicable Law and/or any securities exchange on which it lists its shares in such IPO, or in connection with subsequent public filings as required under applicable Law or such securities exchanges; and

(ii)to make appropriate attribution to Baylor as a source of data in keeping with good scientific practice.

Nothing in this Section 18.1(b) shall relieve Cell Medica of its obligations under Article XVII with respect to the material with which such use of Baylor’s name is associated.

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(c)Baylor shall have the right, as required by Applicable Laws, to refer to Cell Medica as its licensee and to this Agreement and its related agreements in a factual manner. Baylor shall also have the right to so refer to Cell Medica as its licensee and to this Agreement in connection with its submissions regulatory, tax, and/or grant authorities. Nothing in this Section 18.1(c) shall relieve Baylor of its obligations under Article XVII with respect to the material with which such use of Cell Medica’s name is associated.

18.2Marketing of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Cell Medica shall mark, and shall cause its sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

18.3Baylor’s Disclaimers. Neither Baylor, nor any of its faculty members, scientists, researchers, employees, students, officers, trustees or agents assume any responsibility for the manufacture, product specifications, sale or use of the Licensed Technology, Patent Rights or Licensed Products which are manufactured by or sold by Cell Medica.

18.4Remedies; Injunctive Relief. Each Party recognizes that any actual or potential violation, breach, or non-performance of, or default under, any provision in Article XVI may cause irreparable injury to the other Party for which such other Party may have no adequate remedy at law. Therefore, each Party agrees that such other Party shall be entitled to seek injunctive relief or specific performance, without need or obligation to post any bond, to enforce any obligation, agreement, covenant, term and condition under Article XVI, in addition to any other rights and remedies available to such other Party, all as the other Party elects in its sole discretion.

18.5Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

18.6Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

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18.7Severability. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto. In lieu of such inoperative words, sentences, paragraphs or clauses, or combination of clauses, there will be added automatically as part of this Agreement, a valid, enforceable and operative provision as close to the original language as may be possible which preserves the economic benefits to the Parties.

18.8Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

18.9Entire Agreement. The terms and conditions herein as well as those of the Co-Development Agreement, constitute the entire agreement between the Parties and shall supersede all previous agreements, whether electronic, oral or written, between the Parties hereto with respect to the subject matter hereof and thereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement. Electronic communication between the Parties shall not constitute an agreement of understanding, unless it is subsequently reduced to writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

18.10Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

18.11Effect of Restatement. The Parties agree that this Restated Agreement supersedes and replaces the Original Agreement from and after the Restatement Effective Date. Notwithstanding the foregoing, the terms of the Original Agreement shall continue to apply with respect to matters that occurred prior to the Restatement Effective Date.

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18.1265(n) – Bankruptcy. The Parties hereby agree that the rights to the Technology, Patent Rights and other Technology Rights licensed by Baylor to Cell Medica under this Agreement (the “Licensed Intellectual Property”) constitute licenses of rights to “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code and that this Agreement shall be governed by Section 365(n) of the United States Bankruptcy Code, as applicable, or any successor provision addressing this subject, in the event Baylor voluntarily or involuntarily becomes subject to the protection of the United States Bankruptcy Code and Baylor or the trustee in bankruptcy rejects this Agreement under the United States Bankruptcy Code (a “Triggering Event”). Upon the occurrence of a Triggering Event, Cell Medica shall have the right to: (a) treat this Agreement as terminated as set forth in 11 U.S.C. §365(n)(1)(A); or (b) retain Cell Medica’s rights under this Agreement, specifically including the right to exercise its rights granted herein to the Licensed Intellectual Property. Failure by Cell Medica to assert its right to retain its benefits to the Licensed Intellectual Property pursuant to Section 365(n)(1)(B) of the United States Bankruptcy Code with respect to an executory contract rejected by Baylor or the trustee in bankruptcy shall not be construed by the courts as a termination of such contract by Cell Medica under Section 365(n)(1)(A) of the United States Bankruptcy Code. Any attempted assignment of this Agreement by Baylor or the trustee in bankruptcy to a Third Party shall be subject to such Third Party providing “adequate assurance of future performance” (as referenced in Section 365(f) of the United States Bankruptcy Code or any successor provision addressing this subject) to Cell Medica.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

CELL MEDICA, LTD		BAYLOR COLLEGE OF MEDICINE

Name:	/s/ Kevin Boyle	Name:	/s/ Michael B. Dilling
Kevin S. Boyle			Michael B. Dilling, Ph.D., CLP

Title:	Chief Executive Officer	Title:	Director, Baylor Licensing Group

Date:	February 28. 2020	Title:	February 28. 2020